UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

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CASH AMERICA INTERNATIONAL, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 6, 2011

Dear Shareholder:

You are cordially invited to attend the Annual Meeting of Shareholders of Cash America International, Inc. The meeting will be held on Wednesday, May 18, 2011, beginning at 9:00 a.m. Central Daylight Time at our corporate headquarters, which are located at 1600 West 7th Street, Fort Worth, Texas 76102.

Information about the meeting, the nominees for election as directors and other action to be taken at the meeting is presented in the following Notice of Annual Meeting of Shareholders and proxy statement.

This year, we are furnishing the proxy materials to many of our shareholders primarily over the Internet. Therefore, most shareholders will not receive paper copies of our proxy materials. Instead, these shareholders will receive a notice with instructions for accessing the proxy materials and voting via the Internet. The notice also provides information on how shareholders may obtain paper copies of our proxy materials if they so choose. This method expedites the receipt of your proxy materials, lowers the costs of our Annual Meeting and helps to conserve natural resources.

We hope that you will plan to attend the Annual Meeting. It is important that your shares be represented. Accordingly, please vote by telephone or Internet, or, if you receive a paper copy of the proxy materials, please sign, date and promptly mail the enclosed proxy card or use the telephone or Internet voting procedures described on the proxy card. If you decide to attend the Annual Meeting you will be able to vote in person, even if you have previously submitted your proxy.

On behalf of the Board of Directors, I would like to express our appreciation for your continued interest in the affairs of Cash America. We sincerely desire your presence at the Annual Meeting, and we look forward to seeing you on May 18th.

Sincerely,

Daniel R. Feehan.

President and Chief Executive Officer

1600 West 7th Street

Fort Worth, Texas 76102

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held May 18, 2011

The 2011 Annual Meeting of Shareholders of Cash America International, Inc. will be held on Wednesday, May 18, 2011, at 9:00 a.m., Central Daylight Time, at the Cash America building located at 1600 West 7th Street, Fort Worth, Texas 76102, and at any recess or adjournment thereof. At the Annual Meeting, we will ask our shareholders to:

(1)	Elect as directors the eight nominees named in the accompanying proxy statement to serve until the 2012 Annual Meeting of Shareholders;
(2)	Ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2011;
(3)	Consider an advisory vote on executive compensation;
(4)	Consider an advisory vote on the frequency of votes on executive compensation; and
(5)	Transact any other business properly brought before the meeting or any adjournments to the meeting.

Only shareholders of record at the close of business on March 23, 2011 are entitled to vote at the Annual Meeting. The presence, in person or by proxy, of the holders of a majority of the issued and outstanding common stock entitled to notice of, and to vote at, the meeting is required for a quorum to transact business.

By Order of the Board of Directors,

J. Curtis Linscott
Secretary

Fort Worth, Texas

April 6, 2011

IMPORTANT

Whether or not you attend the meeting in person, please vote by telephone or Internet, or, if you receive a paper copy of the proxy materials, please sign, date and promptly mail the enclosed proxy card or use the telephone or Internet voting procedures described on the proxy card. The proxy statement and annual report are also available for your review at www.proxyvote.com.

1600 West 7th Street

Fort Worth, Texas 76102

PROXY STATEMENT

for

ANNUAL MEETING OF SHAREHOLDERS

May 18, 2011

GENERAL INFORMATION

The Board of Directors of Cash America International, Inc. (referred to throughout this proxy statement as the “Company,” “we,” “us” or “our”) is soliciting proxies for the 2011 Annual Meeting of Shareholders (the “Annual Meeting”). We will hold the Annual Meeting at 9:00 a.m., Central Daylight Time, on Wednesday, May 18, 2011, at the Cash America building, which is located at 1600 West 7th Street, Fort Worth, Texas 76102, and at any recess or adjournment thereof. This proxy statement and accompanying proxy card and our 2010 Annual Report to Shareholders will be made available to our shareholders on or about April 6, 2011.

PURPOSE OF THE ANNUAL MEETING

(1)	Elect as directors the eight nominees named in this proxy statement to serve until the 2012 Annual Meeting;

(2)	Ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2011;

(3)	Consider an advisory vote on executive compensation;

(4)	Consider an advisory vote on the frequency of votes on executive compensation; and

(5)	Transact any other business properly brought before the meeting or any adjournments to the meeting.

VOTING PROCEDURES

Who Can Vote. Only record holders of our common stock at the close of business on March 23, 2011, the record date, are entitled to vote. At the close of business on the record date, 29,397,933 shares of common stock, par value $0.10 per share, were issued and outstanding. Each share owned on the record date is entitled to one vote. Shareholders do not have the right to vote cumulatively in director elections.

Quorum. A quorum will be present at the Annual Meeting if the holders of a majority of the issued and outstanding shares of common stock as of the record date are present in person or by proxy. Shares represented by a proxy marked “withhold” or “abstain” will be considered present at the Annual Meeting for purposes of determining a quorum.

How to Vote. If your shares are held in a brokerage account, by a trustee or by another nominee (typically referred to as being held in “street name”), you may receive a separate voting instruction form with this proxy statement, or you may need to contact your broker, bank or other shareholder of record to determine whether you will be able to vote electronically via the Internet or by telephone.

If you are a shareholder of record, you may vote in person at the Annual Meeting or by proxy without attending the Annual Meeting. You may vote by proxy in one of three convenient ways:

•	by mail: sign, date and return the proxy card in the enclosed prepaid envelope;

•	by Internet: visit the website shown on your proxy card and follow the instructions; or

•	by telephone: call the toll-free telephone number shown on your proxy card and follow the instructions.

Vote Required to Adopt Proposals.

•

Proposal 1 Election of Directors: Directors are elected by a plurality of the votes cast at the Annual Meeting, either in person or by proxy. If you abstain from voting on this proposal, the abstention will not have an effect on the outcome of the vote.

•

Proposal 2 Ratification of Independent Registered Public Accounting Firm and Proposal 3 Advisory Vote on Executive Compensation: The affirmative vote of a majority of the votes cast at the Annual Meeting, either in person or by proxy, will be required to approve these proposals at the Annual Meeting. If you abstain from voting on these proposals, your shares will be treated as shares present or represented and voting, so that your abstention will have the same effect as a vote against the proposal.

•

Proposal 4 Advisory Vote on the Frequency of Votes on Executive Compensation. The option of one year, two years or three years that receives the highest number of votes cast by shareholders will be the frequency for the advisory vote on executive compensation that has been selected by shareholders. If you abstain from voting on this proposal, the abstention will not have an effect on the outcome of the vote.

How Your Shares Will Be Voted if You do Not Provide Instructions to Your Broker. If your broker holds your shares in street name, your broker, as the registered holder, must vote your shares in accordance with your instructions. If you do not provide voting instructions, your broker has the discretion to vote those shares with respect to routine proposals but not with respect to non-routine proposals. Shares for which brokers do not receive instructions, sometimes called “broker non-votes,” will be counted as present for determining a quorum at the meeting. The proposal to ratify the selection of our independent public accounting firm is considered a routine proposal and broker non-votes will be included in determining the number of votes cast for this proposal. The proposals for the election of directors and actions on executive compensation are considered non-routine proposals and broker non-votes will not be included in determining the number of votes cast in each of these proposals.

What to do if You Wish to Change Your Voting Instructions. If you wish to change or revoke your voting instructions after you have submitted your proxy, you may do so at any time before the proxies are voted at the Annual Meeting by:

•	notifying the Secretary of the Company in writing at the address on the first page of this proxy statement that you wish to revoke your proxy;

•	delivering a subsequent proxy bearing a date after the date of the proxy being revoked and relating to the same shares; or

•

voting in person at the Annual Meeting if you are the shareholder of record. (If your shares are held in a brokerage account, by a trustee or by another nominee, you are considered the “beneficial owner” of those shares. As the beneficial owner of those shares, you have the right to direct your broker, trustee or nominee how to vote and you also are invited to attend the Annual Meeting. However, because a beneficial owner is not the shareholder of record, you may not vote these shares in person at the meeting unless you obtain a “legal proxy” from the broker, trustee or nominee that holds your shares, giving you the right to vote the shares at the meeting.)

Please note that your attendance at the Annual Meeting will not of itself revoke your proxy.

Householding of Proxy Materials. In an effort to reduce printing costs and postage fees, we have adopted a practice approved by the Securities and Exchange Commission (the “SEC”) called “householding.” Under this practice, shareholders who have the same address and last name will receive only one copy of our proxy materials, unless one or more of these shareholders notifies us that he or she wishes to continue receiving individual copies. Shareholders who participate in householding will continue to receive separate proxy cards. If you share an address with another shareholder and received only one set of proxy materials and would like to request a separate paper copy of these materials, please contact our Investor Relations department by mail at the address on the first page of this proxy statement, by telephone at (817) 335-1100 or toll free at (800) 645-0623 or by email at investor_relations@casham.com, and we will promptly deliver a separate copy.

We Will Bear Solicitation Expenses. We will bear the expenses of this proxy solicitation and reimburse brokerage firms and other custodians, nominees and fiduciaries for their expenses in forwarding solicitation materials to beneficial owners. Georgeson Inc. will assist us in the solicitation of proxies, and we will pay Georgeson approximately $6,500 for these services, plus reasonable out-of-pocket expenses. Our directors, officers, regular employees or our transfer agent may also solicit proxies after the original solicitation by further mailing, personal conversations, or by telephone, facsimile or other electronic means. We will not pay these persons additional compensation for these efforts, but we will reimburse their out-of-pocket expenses.

How to Request a Copy of the Proxy Materials. For the 2011 Annual Meeting of Shareholders or any future Annual Meeting of Shareholders, if you would like to request a copy of the proxy materials, including the proxy statement and form of proxy and the Annual Report to Shareholders, please contact our Investor Relations department by mail at the address on the first page of this proxy statement, by telephone at (817) 335-1100 or toll free at (800) 645-0623 or by email at investor_relations@casham.com, and we will promptly deliver a copy to you. You may also request a paper copy of the proxy materials at proxyvote.com.

PROPOSAL 1

ELECTION OF DIRECTORS

Our Board of Directors currently consists of eight members, each of whom is elected annually. The Board of Directors, upon the recommendation of the Nominating and Corporate Governance Committee, has nominated the eight persons listed below for election as directors. Those elected will serve until the 2012 Annual Meeting, until their successors are elected and qualify or until their earlier death or resignation.

Each nominee is a current director who was elected at the 2010 Annual Meeting. All nominees are independent pursuant to New York Stock Exchange (“NYSE”) listing standards, except for Messrs. Daugherty, Goldstein and Feehan. There are no family relationships among any of the directors and executive officers.

Each nominee has agreed to serve if elected. If a nominee becomes unavailable for election or cannot serve, an event that we do not expect, the Board of Directors may substitute another nominee or reduce the number of nominees. The enclosed proxy will be voted for such substitute, if any, as shall be designated by the Board of Directors.

Director Qualifications

The following paragraphs provide information as of the date of this proxy statement about each nominee. The information presented includes information each director has given us about his age, all positions he holds, his principal occupation and business experience for the past five years and the names of other publicly-held companies of which he currently serves as a director or has served as a director during the past five years. In addition to the information presented below regarding each nominee’s specific experience, qualifications, attributes and skills that led our Board of Directors to the conclusion that he should serve as a director, we also believe that all of our director nominees have a reputation for integrity, honesty and adherence to high ethical standards. They each have demonstrated business acumen and an ability to exercise sound judgment. The following is information about each nominee:

Name and Age	Principal Occupation and Qualifications to Serve as a Director	Director Since
Jack R. Daugherty (63)

Mr. Daugherty founded the Company and has served as Chairman of the Board of Directors since its inception. He was also our Chief Executive Officer from the Company’s inception until his retirement in February 2000. Mr. Daugherty has owned and operated pawnshops since 1971.

We believe Mr. Daugherty’s qualifications to sit on our Board of Directors include, among other things, his extensive knowledge of and experience with the Company as its founder and former Chief Executive Officer and his 39 years of experience in the pawnshop industry which give him unique insights into the Company’s challenges, opportunities and operations.

1983

Name and Age	Principal Occupation and Qualifications to Serve as a Director	Director Since
Daniel E. Berce (57)

Mr. Berce has been President and Chief Executive Officer of General Motors Financial Company, Inc. (formerly AmeriCredit Corp.) since its acquisition by General Motors Company in October 2010. Mr. Berce served as AmeriCredit Corp.’s Chief Executive Officer from August 2005 to October 2010, President from April 2003 to October 2010 and Vice Chairman and Chief Financial Officer from November 1996 until April 2003. Prior to November 1996, Mr. Berce held various positions with AmeriCredit Corp., including Executive Vice President and other positions. He served as a director at AmeriCredit Corp. from November 1990 to October 2010. Before joining AmeriCredit Corp., Mr. Berce was a partner with Coopers & Lybrand. Mr. Berce currently serves as a director at AZZ incorporated and Arlington Asset Investment Corp. where he has served since 2000 and 2010, respectively. Mr. Berce also served as a director at Curative Health Services, Inc. from 2000 to 2006.

2006

We believe Mr. Berce’s qualifications to sit on our Board of Directors include, among other things, his leadership experience, specifically his experience as a Chief Executive Officer of a publicly traded company, his knowledge of the consumer finance industry, his experience and background in finance and accounting and his experience as a director of multiple publicly traded companies, which has given him a strong understanding of public company corporate governance.

Daniel R. Feehan (60)

Mr. Feehan has been Chief Executive Officer and President of the Company since February 2000. Mr. Feehan served as our President and Chief Operating Officer from January 1990 until February 2000, except that he served as Chairman and Co-Chief Executive Officer of Mr. Payroll Corporation from February 1998 to February 1999 before returning to the position of President and Chief Operating Officer of the Company. Mr. Feehan became a director of the Company in 1984 and joined the Company full-time in 1988, serving as its Chief Financial Officer before becoming President and Chief Operating Officer in 1990. Mr. Feehan currently serves as a director at AZZ incorporated and RadioShack Corporation where he has served since 2000 and 2003, respectively.

We believe Mr. Feehan’s qualifications to sit on our Board of Directors include, among other things, his leadership experience with and knowledge of the Company and its business that he has obtained through his service on our Board of Directors and as our Chief Executive Officer and President and through the other positions he has held with the Company over the course of the past 26 years as well as his vast experience as a director of other publicly traded companies, including as the presiding outside director of one of those companies (where he will become Chairman of the Board later in 2011).

1984

Name and Age	Principal Occupation and Qualifications to Serve as a Director	Director Since
Albert Goldstein (30)

Mr. Goldstein is a founding partner of Pangea Equity Partners, a private equity fund focused on real estate related assets targeting the distressed residential multi-family real estate market, which was founded in October 2008. Mr. Goldstein served as President of our E-Commerce Division from July 2007 until October 2008. In conjunction with the acquisition of CashNetUSA, Mr. Goldstein joined the Company in September 2006 as Executive Vice President – Internet Lending. Mr. Goldstein founded CashNetUSA in September 2003 and was President and Chief Executive Officer from its inception until it was acquired by the Company. Prior to September 2003, Mr. Goldstein was an Investment Banking Analyst with Deutsche Bank’s Leveraged Finance/Industrials Group practice in New York and worked on various secured and unsecured leveraged debt transactions.

We believe Mr. Goldstein’s qualifications to sit on our Board of Directors include, among other things, his knowledge of the Company and its business, specifically its e-commerce business, that he obtained as the President and Chief Executive Officer of CashNetUSA and as the President of our E-Commerce Division after CashNetUSA was acquired in 2006, his entrepreneurial experience as both the founder of CashNetUSA and another start-up company and the leadership, financial and operational experience he obtained as an executive officer of CashNetUSA and the Company and as a former investment banker.

2009

James H. Graves (62)

Mr. Graves has served as Managing Director and Partner of Erwin, Graves & Associates, LP, a management consulting firm located in Dallas, Texas, since January 2002. Mr. Graves is also a Director of BankCap Partners, LP, a private equity fund, which he co-founded in February 2006. Mr. Graves has also served as an Executive Vice President of Financial Strategy for DeviceFidelity Inc., a financial services technology company located in Dallas, Texas, since March 2008. Mr. Graves was Vice Chairman and Chief Operating Officer of Detwiler, Mitchell & Co., a Boston-based securities research firm, from June 2002 until June 2006. Prior to 2002, Mr. Graves served as a Senior Executive Officer of Dean Witter Reynolds and as the Chief Operating Officer of JC Bradford & Company. Mr. Graves currently serves as a director at Hallmark Financial Services, Inc. where he has served since 1995. Mr. Graves also served as a director at Detwiler Mitchell & Co. from June 2002 until June 2006.

We believe Mr. Grave’s qualifications to sit on our Board of Directors include, among other things, his executive leadership and management experience in several businesses, including businesses within the financial services industry and large corporations, his financial and accounting experience, including over 30 years of experience analyzing financial statements, and his experience and corporate governance knowledge that he has obtained as a director of both private and publicly-traded companies, including his service as Chairman of the Audit Committee of another publicly-traded company.

1996

Name and Age	Principal Occupation and Qualifications to Serve as a Director	Director Since
B. D. Hunter (81)

Mr. Hunter has served as a consultant to Service Corporation International, a publicly held company that owns and operates funeral homes and related businesses, for over five years. Mr. Hunter has also served as the President of Huntco International Inc., a consulting company, for over five years. Mr. Hunter served on the Board of Directors of Service Corporation International for approximately 20 years, of which five of those years were spent as Vice Chairman, until his service as a director ceased in February 2005.

We believe Mr. Hunter’s qualifications to sit on our Board of Directors include, among other things, his considerable business and leadership experience that he obtained through his various leadership roles in privately-held and publicly-traded companies, including his service as a former Chairman, President and Chief Executive Officer of a publicly-traded company, his extensive experience and corporate governance knowledge that he has obtained as a director of various publicly-traded companies, including as a director of our Company for over 25 years, and his previous service on the Listed Company Advisory Committees of both the NYSE and the American Stock Exchange.

		1984

Timothy J. McKibben (62)

Mr. McKibben has served as a Founding Managing Partner of Ancor Capital Partners, L.P., a private equity firm, since 1994. Prior to that he served as Chairman of the Board and President of Anago Incorporated, a branded medical device company that he co-founded in 1978.

We believe Mr. McKibben’s qualifications to sit on our Board of Directors include, among other things, his knowledge, leadership and management experience in operations, financial analyses and acquisitions obtained through the private equity firm he founded as well as his experience as a director who has served on multiple committees of a formerly publicly-traded company.

		1996

Alfred M. Micallef (68)	Mr. Micallef has served as Chairman of JMK International, Inc., a privately-held holding company of rubber manufacturing and real estate businesses, since 1989. Mr. Micallef served as a director at Lone Star Technologies, Inc. from 2000 to 2007. We believe Mr. Micallef’s qualifications to sit on the Board of Directors of our Company include, among other things, his extensive business experience in leading and managing businesses that have domestic and foreign operations and his entrepreneurial and strategic skills in assessing businesses and their growth prospects.	1996

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS

A VOTE FOR EACH OF THE NOMINEES.

PROPOSAL 2

RATIFICATION OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has selected PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal 2011. During fiscal 2010, PricewaterhouseCoopers LLP served as our independent registered public accounting firm and also provided certain tax and other audit – related services. See “Audit and Non-Audit Fees” for further information.

The Board of Directors is asking you to ratify the selection of PricewaterhouseCoopers LLP. Although our Amended and Restated Bylaws do not require this ratification, our Board of Directors believes that the selection of the independent registered public accounting firm is an important matter of shareholder concern and that a proposal that shareholders ratify this selection is an opportunity for you to provide direct feedback to the Board of Directors. If you do not ratify the selection, we will consider the selection of a different firm. Even if you do ratify this selection, the Audit Committee can select a different independent registered public accounting firm, subject to ratification by the full Board of Directors, whenever it determines that such a change would be in the best interests of the Company and its shareholders.

Representatives of PricewaterhouseCoopers LLP will be present at the Annual Meeting to respond to questions and will have the opportunity to make a statement.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE RATIFICATION OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2011.

Audit and Non-Audit Fees

Fees billed by PricewaterhouseCoopers LLP for professional services rendered for the last two fiscal years were as follows:

	2010	2009		Description of Fees
Audit Fees:	$987,343	$926,800	(1)	Audit fees consist primarily of the audit and quarterly reviews of the consolidated financial statements, the audit of internal control over financial reporting and procedures related to and statutory audits of the Company’s Mexican subsidiary that operates under the name Prenda Fácil (“Prenda Fácil”), of which the Company is a majority owner.

Audit-Related Fees:	$27,700	$140,000		Audit-related fees consist of consents, assurance services for debt and equity offerings and other reports required by governmental or regulatory bodies of Prenda Fácil.

Tax Fees:	$15,008	$28,500		Tax-related fees consist of services provided for required tax reporting by Prenda Fácil.

Other Fees:	$65,169	$2,558		Other fees consist of amounts paid for technical publications and subscriptions. Other fees in 2010 also include reports related to our operations in the United Kingdom.

Total:	$1,095,220	$1,097,858

(1)	Includes 2009 Audit Fees that were billed in late 2010.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

The Audit Committee must pre-approve all auditing services and permitted non-audit services that the independent registered public accounting firm is to perform for the Company (except for items exempt from pre-approval requirements under applicable laws and rules). The Audit Committee has delegated to the Chairman of the Audit Committee the authority to pre-approve audit and non-audit services not prohibited by law to be performed by our independent registered public accounting firm up to a maximum for any particular item of additional services of 3% of the aggregate approved annual budget for services to be rendered by such firm that is in effect at the time of such pre-approval, provided that in any particular quarter, the costs of all such items of additional services pre-approved by the Chairman may not, in the aggregate, exceed an amount greater than 5% of the aggregate approved annual budget for services to be rendered by such firm that is in effect at the time of such pre-approval. Any pre-approvals granted by the Chairman of the Audit Committee are reported to the full Audit Committee at its next regularly scheduled meeting. The Audit Committee periodically monitors the services rendered by, and actual fees paid to, the independent registered public accounting firm to ensure that the services provided are within the parameters that the Audit Committee has approved.

The Audit Committee pre-approved all of the audit and non-audit services and related fees for 2010 and 2009.

PROPOSAL 3

ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) requires that we provide our shareholders with the opportunity to vote to approve, on a nonbinding, advisory basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the compensation disclosure rules of the SEC.

As described in detail under the heading “Executive Compensation – Compensation Discussion and Analysis,” we seek to closely align the interests of our named executive officers with the interests of our shareholders. Our compensation programs are designed to provide a competitive level of compensation necessary to attract, motivate and retain talented and experienced executives and reward our named executive officers for the achievement of short-term and long-term strategic and operational goals and the achievement of increased total shareholder return, while at the same time avoiding the encouragement of unnecessary or excessive risk-taking. In order to align executive pay with both the Company’s financial performance and the creation of sustainable shareholder value, a significant portion of compensation paid to our named executive officers is allocated to performance-based, short- and long-term incentive programs to make executive pay dependent on the Company’s performance (or “at-risk”). Shareholders are urged to read the Compensation Discussion and Analysis section, the 2010 Summary Compensation Table and the other related tables and disclosure included in this proxy statement which more thoroughly discuss how our compensation policies and procedures implement our compensation philosophy. The Management Development and Compensation Committee (the “Compensation Committee”) and the Board of Directors believe that these policies and procedures are effective in implementing our compensation philosophy and in achieving its goals. In addition, see “Executive Compensation – Compensation Discussion and Analysis – Executive Summary” for highlights of our compensation programs and modifications that were made during fiscal years 2010 and 2011.

Because this vote is advisory, it is not binding on the Board of Directors and/or its committees. The Board of Directors values the opinions of our shareholders as expressed through their votes and other communications. Although the resolution is non-binding, the Board of Directors and its committees will carefully consider the outcome of the advisory vote on executive compensation and other communications from shareholders when making future decisions regarding executive compensation. Accordingly, we ask our shareholders to vote on the following resolution at the Annual Meeting:

“RESOLVED, that the Company’s shareholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s proxy statement for the 2011 Annual Meeting pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the 2010 Summary Compensation Table and the other related tables and disclosure.”

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT.

PROPOSAL 4

ADVISORY VOTE ON THE FREQUENCY OF VOTES ON EXECUTIVE COMPENSATION

The Dodd-Frank Act requires us to include, at least once every six years, an advisory vote regarding how often shareholders wish to cast the advisory vote on executive compensation. In casting their advisory vote, shareholders may choose among four options: (1) an annual vote, (2) a vote every two years (biennial), (3) a vote every three years (triennial) or (4) abstain from voting. The option that receives the highest number of votes cast by shareholders will be considered the desired frequency for the advisory vote on executive compensation that has been selected by shareholders.

After careful consideration of the various arguments supporting each frequency level, the Board of Directors believes that submitting the advisory vote on executive compensation to shareholders on an annual basis is appropriate for the Company and its shareholders at this time. In formulating its recommendation, our Board of Directors considered that an annual advisory vote on executive compensation will allow our shareholders to provide us with their direct input on our compensation philosophy, policies and practices as disclosed in the proxy statement every year. Shareholders are not voting to approve or disapprove the Board’s recommendation.

Because this vote is advisory and nonbinding, the Board of Directors and/or its committees may decide that it is in the best interests of the Company and its shareholders to hold an advisory vote on executive compensation more or less frequently than the option approved by our shareholders. The Board of Directors values the opinions of our shareholders as expressed through their votes and other communications. Although the resolution is non-binding, the Board of Directors and its committees will carefully consider the outcome of the frequency vote and other communications from shareholders when making future decisions regarding the frequency of say-on-pay votes.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE FREQUENCY OF VOTING ON EXECUTIVE COMPENSATION OF ONE YEAR.

BOARD STRUCTURE, CORPORATE GOVERNANCE MATTERS

AND

DIRECTOR COMPENSATION

Committees of the Board of Directors and Meetings

Our Board of Directors has three standing committees: the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. All members of the three standing committees are independent directors under NYSE listing standards. (See “Director Independence” for further discussion of director independence.) Committee members are named below.

Audit Committee	Management Development and Compensation Committee	Nominating and Corporate Governance Committee
Daniel E. Berce (chair)	James H. Graves (chair)	Timothy J. McKibben (chair)
James H. Graves	Daniel E. Berce	B.D. Hunter
Timothy J. McKibben	B.D. Hunter	Alfred M. Micallef

Audit Committee. The Audit Committee’s function is to provide business, financial and accounting oversight at the Board level, along with advice, counsel and direction to management and the independent registered public accounting firm on the basis of information it receives from, and discussions with, management and the independent registered public accounting firm. The Audit Committee’s primary responsibilities include:

•

overseeing management’s conduct of our financial reporting process and systems of internal accounting and financial controls to assist the Board of Directors in fulfilling its oversight responsibilities relating to (i) our accounting and financial reporting processes and the integrity of our financial statements; (ii) the audits of our financial statements and the appointment, compensation, qualifications, independence and performance of our independent registered public accounting firm; (iii) our compliance with legal and regulatory requirements; and (iv) the performance of our internal audit function and internal control over financial reporting;

•	serving as an independent and objective party to monitor our financial reporting process and internal control system;

•	reviewing our financial statements, earnings releases, financial reporting and accounting policies and accounting principles with management and the independent registered public accounting firm;

•	reviewing and appraising the audit efforts of our independent registered public accounting firm;

•	providing an open avenue of communication among the independent registered public accounting firm, financial and senior management, the internal audit function and the Board of Directors;

•	reviewing and discussing with management (i) our major financial risk exposures and the steps management has taken to monitor and control such exposures and (ii) risk assessment and risk management;

•	preparing and approving the Audit Committee Report required by the SEC to be included in our annual proxy statement; and

•	reviewing the adequacy of the Audit Committee charter on an annual basis.

The Board of Directors has determined that all members of the Audit Committee are financially literate within the meaning of the NYSE listing standards and that both Mr. Berce and Mr. Graves qualify as “audit committee financial experts” within the meaning of SEC regulations.

Management Development and Compensation Committee. The Compensation Committee’s primary responsibilities include:

•	overseeing our overall compensation structure and practices, including providing guidance to management on significant issues affecting compensation philosophy or policy;

•

reviewing and approving the corporate goals and objectives relevant to the Chief Executive Officer’s compensation, evaluating the Chief Executive Officer’s performance in light of those goals and objectives and setting the Chief Executive Officer’s compensation level based on that evaluation;

•	reviewing and approving non-Chief Executive Officer executive management compensation;

•

reviewing and approving employment, separation and severance agreements and other compensatory contracts, arrangements, perquisites and payments with respect to the Chief Executive Officer and reviewing and making recommendations to the Board of Directors regarding such agreements, contracts, arrangements, perquisites and payments with respect to our other executive officers;

•	overseeing and administering our incentive compensation plans and equity-based plans;

•	granting awards under the Cash America International, Inc. First Amended and Restated 2004 Long-Term Incentive Plan, as amended (the “LTIP”);

•	developing and overseeing our succession planning and leadership development efforts;

•

reviewing and discussing with management the Compensation Discussion and Analysis disclosure required to be included in our annual proxy statement or Annual Report on Form 10-K filed with the SEC, and based on this review and discussion, determining whether to recommend to the Board that the Compensation Discussion and Analysis disclosure be included in our annual proxy statement or Annual Report on Form 10-K;

•	preparing and approving an annual Compensation Committee Report required by the SEC to be included in our annual proxy statement or Annual Report on Form 10-K; and

•	reviewing the adequacy of the Compensation Committee charter on an annual basis.

Pursuant to its charter, the Compensation Committee may delegate to one or more executive officers of the Company designated by the Compensation Committee the authority to make grants of options, restricted stock or restricted stock units (“RSUs”) under our equity incentive plans, including the LTIP, to eligible individuals other than directors and executive officers, provided that the Compensation Committee shall have fixed the exercise price or a formula for determining the exercise price for each grant, approved the vesting schedule, authorized any alternative provisions as are necessary or desirable to facilitate legal compliance or to ensure the effectiveness or tax-qualified status of the award under the laws of the United States or under the laws of countries outside the United States when grants are made to non-U.S. employees, approve the form of documentation evidencing each grant, and determine the number of shares or the basis for determining such number of shares by position, compensation level or category of personnel. Any officer to whom such authority is delegated is required to regularly report to the Compensation Committee the grants so made.

See “Executive Compensation – Compensation Discussion and Analysis” for further discussion of the Compensation Committee’s philosophy, policies and procedures.

Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee’s primary responsibilities include:

•	overseeing the director nomination process, including considering, reviewing and recommending to the Board of Directors qualified candidates to become directors;

•	developing and recommending corporate governance principles and practices, including determining director independence and overseeing other matters of corporate governance;

•	making recommendations to the Board of Directors regarding committee membership and for the position of Chairperson of each committee;

•	making recommendations to the Board of Directors regarding possible changes in its size or composition;

•	overseeing the annual self-evaluation process of the Board of Directors and each of its committees; and

•	reviewing the adequacy of the Nominating and Corporate Governance Committee charter on an annual basis.

Meetings. During 2010, the Board of Directors and each of its committees held the following meetings and acted by unanimous written consent as follows:

•	the Board of Directors held five meetings and acted by unanimous written consent once;

•	the Audit Committee held five meetings;

•	the Compensation Committee held five meetings;

•	the Nominating and Corporate Governance Committee held four meetings; and

•	the non-management members of the Board of Directors held four executive sessions.

In 2010, all directors attended 75% or more of meetings of the Board of Directors and committees on which they serve, and seven of our directors attended our 2010 Annual Meeting of Shareholders. While we do not have a formal policy requiring them to do so, we encourage our directors to attend the Annual Meeting and expect that they will.

Corporate Governance

The Board of Directors has adopted:

•	a Code of Business Conduct and Ethics to govern the conduct of all of the officers, directors and employees of the Company;

•	Corporate Governance Principles, which detail the functions, activities and administration of the Board of Directors and its committees; and

•	charters for the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee.

You can access the Code of Business Conduct and Ethics, Corporate Governance Principles, and committee charters on the Investor Relations portion of our website at www.cashamerica.com under “Corporate Governance Documents.” You may also request printed copies from the Corporate Secretary.

Chairman, Chief Executive Officer and Presiding Outside Director

The roles of Chairman and Chief Executive Officer are separate positions within the Company. Mr. Daugherty, the Company’s founder and former Chief Executive Officer, serves as our Chairman, and Mr. Feehan serves as our Chief Executive Officer. We separate the roles of Chairman and Chief Executive Officer in recognition of the differences between the two roles. The Board believes this structure is appropriate because it allows the Chief Executive Officer to focus on setting the strategic direction for the Company and the day to day leadership and performance of the Company, and the Company is also able to leverage the experience and perspective of the Chairman of the Board through his guidance to the Chief Executive Officer and his management team.

In accordance with our Corporate Governance Principles, the Chair of the Nominating and Corporate Governance Committee serves as presiding outside director because the Chairman is not independent. The presiding outside director, in consultation with the Chief Executive Officer and the Chairman, sets the agenda for meetings of the Board of Directors. Additionally, the presiding outside director coordinates the activities of the non-management directors and chairs executive sessions of the non-management directors.

Risk Oversight

Enterprise Risk Management. The Board of Directors has an active role, as a whole and also at the committee level, in overseeing management of the Company’s risks. The Board of Directors regularly receives reports from senior management on areas of material risk to the Company, including our credit, liquidity, operational and legal and regulatory risks. Pursuant to its charter, the Audit Committee reviews our major financial risk exposures and the steps management has taken to monitor and control such exposures. The Compensation Committee and the Nominating and Corporate Governance Committee also discuss risk assessment and risk management practices with management. The Compensation Committee oversees the management of risks relating to our executive and non-executive compensation plans and arrangements, and the Nominating and Corporate Governance Committee manages risks associated with general corporate governance, including the independence of the Board of Directors and potential conflicts of interest. While each committee oversees certain risks and the management of such risks, the entire Board of Directors is regularly informed through committee reports and management presentations about such risks.

Risk Considerations in our Compensation Programs. During 2010, we conducted a risk assessment of our compensation policies and practices. The Compensation Committee, with the assistance of management, reviewed the elements of our compensation programs to determine whether any portion of our compensation practices encouraged excessive risk taking and concluded that our compensation policies and practices for our employees are not reasonably likely to have a material adverse effect on the Company. The Compensation Committee believes that the mix and design of the elements of executive and non-executive compensation do not encourage management to assume excessive risk taking for the following reasons:

•

We structure our pay to consist of both fixed and variable compensation. The fixed (or salary) portion of compensation is designed to provide a steady income regardless of the performance of our stock price so that executives do not feel pressured to focus exclusively on stock price performance to the detriment of other important business metrics. The variable (cash short-term incentive and equity long-term incentive) portions of compensation are designed to reward both short- and long-term financial performance.

•

For short-term performance, our Short-Term Incentive Plan (“STI plan”) provides annual cash payments that are awarded based on year-over-year growth in earnings. Since this is the case, annual sustained growth over time is fundamental to consistent reward opportunities under our annual bonus programs. In addition, in 2010 clawback provisions were implemented into the STI Plan for named executive officers.

•

For long-term performance, the equity plans for our named executive officers are comprised of both a time-based vesting component providing an underlying stable platform for equity ownership and a performance-based component providing substantial upside for long-term growth in earnings per share. In addition to participation in our LTIP, the President of our E-Commerce Division also participates in a cash based long-term incentive plan for our E-Commerce Division, which is dependent upon sustained growth in earnings in our e- commerce segment over a three-year period. In addition, clawback provisions were implemented for long-term equity grants under our LTIP to named executive officers in 2010. Significant weighting towards long-term incentive compensation discourages short-term risk taking.

Director Nominations

Director Qualifications and Diversity. The full Board of Directors is responsible for selecting persons to fill vacancies on the Board of Directors and recommending candidates for election by the shareholders. The Board of Directors has delegated the process of considering candidates to the Nominating and Corporate Governance Committee who selects candidates in accordance with our Corporate Governance Principles. Candidates for election or appointment to the Board are selected for their character, judgment, business experience and acumen. Financial expertise, independence and familiarity with national and international issues affecting the business are among the relevant criteria. Our Corporate Governance Principles also require that a majority of the Board of Directors meet the NYSE’s listing standards for independence criteria.

In accordance with our Corporate Governance Principles, in assessing potential new directors the Nominating and Corporate Governance committee considers individuals from various disciplines and diverse backgrounds so that the Board of Directors has a broad diversity of experience, professions, skills and backgrounds. The Nominating and Corporate Governance Committee does not assign specific weights to particular criteria and no particular criterion is necessarily applicable to all prospective nominees. The Board of Directors believes that the backgrounds and qualifications of the directors, considered as a group, should provide a composite mix of experience, knowledge and abilities that will allow the Board of Directors to fulfill its responsibilities. Nominees are not discriminated against on the basis of race, religion, age, national origin, sex, disability or any other basis proscribed by law. In accordance with our Corporate Governance Principles and upon the recommendation of the Nominating and Corporate Governance Committee, the Board of Directors may establish additional qualifications and criteria for Board membership from time to time. In order to assure that the Board of Directors contains an effective mix of people to best further our long-term business interests, the Nominating and Corporate Governance Committee assesses the effectiveness of the guidelines with respect to the selection of director candidates in our Corporate Governance Principles by examining its mix of directors by evaluating, on an ongoing basis, all directors and director candidates based on the criteria used in selecting new directors and seeks to ensure that specific talents, skills and other characteristics that are needed to increase the Board of Director’s effectiveness are possessed by an appropriate combination of directors.

Shareholder Nominations. The Nominating and Corporate Governance Committee will evaluate any director candidates recommended by a shareholder according to the same criteria as a candidate identified by the Nominating and Corporate Governance Committee.

Any shareholder entitled to vote in the election of directors at our Annual Meeting may nominate persons for election as directors of the Company at such meeting. Any shareholder who intends to nominate a director at our Annual Meeting must notify our Corporate Secretary in writing at the address set forth at the beginning of this proxy statement of such intent in a timely manner in accordance with our Amended and Restated Bylaws. In accordance with the advance notice provisions of our Amended and Restated Bylaws, to be timely, director nominations must be delivered to or mailed and received by the Secretary of the Company not less than 70 days nor more than 100 days prior to the first anniversary of the preceding year’s Annual Meeting. However, in the event that the date of the Annual Meeting is advanced more than 30 calendar days prior to such anniversary date or delayed more than 60 calendar days after such anniversary date, then to be timely such notice must be received by the Company on or before the later of (i) 70 calendar days prior to the date of the meeting or (ii) the tenth day following the day on which public announcement of the date of the meeting was made. The notice must include:

•

as to each person whom the shareholder proposes to nominate for election or reelection as a director all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities and Exchange Act of 1934, as amended (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected); and

•

as to the shareholder giving the notice: (i) the name and address, as they appear on the Company’s books, of (a) such shareholder and (b) (1) any person controlling, directly or indirectly, or acting in concert with, such shareholder, (2) any beneficial owner of shares of stock of the Company owned of record or beneficially by such shareholder and (3) any person controlling, controlled by or under common control with any person described in clauses (i)(b)(1) through (2) above (collectively, a “Shareholder Associated Person”); and (ii) (a) the class and number of shares of the Company that are held of record or are beneficially owned by such shareholder and by any Shareholder Associated Person with respect to our securities and, if applicable, (b) a description of (1) any proxy, contract, arrangement, understanding or relationship pursuant to which the shareholder or any Shareholder Associated Person has a right to vote any securities of the Company, (2) any agreement, arrangement or understanding (including any derivative or short positions, swaps, profit interests, options, hedging transactions, and borrowed or loaned shares) that has been entered into as of the date of the shareholder’s notice by, or on behalf of, the shareholder or any Shareholder Associated Person, the effect or intent of which is to mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of, the shareholder or any Shareholder Associated Person with respect to securities of the Company, and a representation that the shareholder will notify the Company in writing of any such agreement, arrangement or understanding in effect as of the record date for the meeting promptly following the later of the record date or the date notice of the record date is first publicly disclosed.

Within such time period for providing notice, the shareholder nominee must also deliver to the Secretary of the Company, at the address set forth at the beginning of this proxy statement, a written response to a questionnaire that will be provided by the Secretary of the Company with respect to the background and qualification of such person and the background of any other person or entity on whose behalf the nomination is being made and a written representation and agreement (in the form provided by the Secretary upon written request) that such person (i) is not and will not become a party to (a) any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how such person, if elected as a director of the Company, will act or vote on any issue or question (a “Voting Commitment”) that has not been disclosed to the Company or (b) any Voting Commitment that could limit or interfere with such person’s ability to comply, if elected as a director of the Company, with such person’s fiduciary duties under applicable law, (ii) is not and will not become a party to any agreement, arrangement or understanding with any person or entity other than the Company with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a director that has not been disclosed therein, and (iii) in such person’s individual capacity and on behalf of any person or entity on whose behalf the nomination is being made, would be in compliance, if elected as a director of the Company, and will comply with, applicable law and all applicable publicly disclosed corporate governance, conflict of interest, corporate opportunities, confidentiality and stock ownership and trading policies and guidelines of the Company.

2010 Director Compensation

Each director, other than Mr. Feehan, receives an $8,750 quarterly retainer and a meeting fee of $2,000 per Board meeting attended. Each of our directors, other than Mr. Feehan, also receive an annual grant of RSUs having a value of approximately $80,000. The Audit Committee chair receives an additional annual retainer of $6,500, and the chairs of the Compensation Committee and the Nominating and Corporate Governance Committee each receive additional annual retainers of $5,000. All committee members receive meeting fees of $1,250 for each committee meeting attended. In addition, the Company reimburses all directors for reasonable out-of-pocket expenses incurred in connection with their service as directors. Beginning in 2010, Mr. Feehan ceased receiving fees for his service as a director and only receives compensation as an executive officer of the Company. The table below sets forth the director compensation in 2010:

Name	Fees Earned or Paid in Cash ($)		Stock Awards ($)(1)(2)	All Other Compensation ($)		Total($)
Jack R. Daugherty	$40,500		$80,020	—	(3)	$120,520
Daniel E. Berce Chairman of the Audit Committee	$57,000		$80,020	—		$137,020
Albert Goldstein	$40,500		$80,020	—		$120,520
James H. Graves Chairman of the Compensation Committee	$58,000		$80,020	—		$138,020
B. D. Hunter	$51,750	(4)	$80,020	—		$131,770
Timothy J. McKibben Chairman of the Nominating and Corporate Governance Committee	$56,750		$80,020	—		$136,770
Alfred M. Micallef	$45,500		$80,020	—		$125,520

(1)	The amounts shown represent the grant date fair value in compliance with Financial Accounting Standards Board Accounting Standards Codification 718, Compensation – Stock Compensation (“ASC 718”), for RSU awards under the LTIP.

(2)

On May 19, 2010, the Company granted 2,263 RSUs to all directors except Mr. Feehan. These RSUs were valued at $35.36 per share, the closing price of our common stock on the day preceding the grant date. The aggregate market price of each director’s RSUs was approximately $80,020. One-fourth of the RSUs vest on each of the first four grant date anniversaries, except that after the 360th day following the grant date, any unvested RSUs for directors who have served on the Board of Directors for five or more years will automatically become fully vested if such director’s service with the Board of Directors is terminated. In addition, all unvested RSUs granted in 2010 will automatically vest if the director’s service to the Board of Directors terminates as a result of his death or a change-in-control of the Company. All directors, other than Messrs. Berce and Goldstein, have served on our Board of Directors for more than five years. Each vested RSU entitles the director to receive one share of our common stock upon his departure from the Board of Directors. The number of unvested RSUs (excluding unvested RSUs that would automatically vest upon the director’s termination of service for any reason other than death) held by each of the directors at December 31, 2010 was 2,263 for Messrs. Daugherty, Graves, Hunter, McKibben and Micallef, 5,033 for Mr. Berce and 4,322 for Mr. Goldstein.

(3)	Mr. Daugherty also receives compensation, health care benefits and insurance premiums in the amount of $21,390 paid to him in his capacity as an employee of the Company.

(4)

Mr. Hunter elected to defer his compensation. Non-employee directors may elect to defer all or part of their cash compensation in a calendar year pursuant to the terms of our LTIP. Deferred amounts are converted into shares of our common stock based on the closing price of the common stock on the last trading day of the month in which the cash compensation is earned. Based on an election made by the non-employee director, the non-employee director is entitled to receive the common stock in a lump sum or annual installments upon (a) separation of service from the Board of Directors for any reason or (b) the later of (i) the director’s 65th birthday or (ii) separation from service from the Board of Directors for any reason.

Director Independence

As part of our Corporate Governance Principles, the Board of Directors has established a policy requiring a majority of the members of the Board of Directors to satisfy the independence requirements of the NYSE listing standards. In accordance with these standards and our policy, the Board of Directors affirmatively determines the independence of each director and nominee for election as a director.

When considering a director’s or nominee’s independence, the Board of Directors considers all relevant facts and circumstances that could affect the director’s or nominee’s independence. The Board of Directors considers, among other things, all commercial, industrial, banking, consulting, legal, accounting, charitable or other business or familial relationships the individual or members of the individual’s family may have with us.

Based on these standards and considerations, the Board of Directors has determined that Daniel R. Feehan, our President and Chief Executive Officer, Jack R. Daugherty, our Chairman of the Board of Directors and former Chief Executive Officer, and Albert Goldstein, the former President of our E-Commerce Division, are not independent under the NYSE’s listing standards and the applicable rules and regulations of the SEC and each of our other current directors are independent under these rules.

Transactions with Related Persons

Policy. Our written related person transaction policy, which we adopted in July 2007, governs the review of any transaction, or series of transactions, involving amounts greater than $60,000 in which a director, director nominee, executive officer, 5% shareholder, members of their immediate families, or any entity of which any such person or any member of their immediate family is an officer, director or 5% shareholder (each, a “related person”) has a direct or indirect material interest. The policy does not cover transactions or series of transactions that are available to all Company employees generally or that involve less than $60,000.

The Nominating and Corporate Governance Committee, or another Board of Directors committee comprised of at least three independent directors who are not involved in the transaction, must approve, ratify or refer to the full Board of Directors related person transactions involving amounts from $60,000 to $120,000. For transactions involving amounts greater than $120,000, the Nominating and Corporate Governance Committee, or such other committee that has reviewed the transaction, will make a recommendation to the full Board of Directors concerning related person transactions and the full Board of Directors will then ratify, approve or disapprove of such transaction. A director may not participate in the review or approval of any transaction involving himself or any of his affiliates or family members. In addition, if shareholder approval is required under NYSE rules, our articles of incorporation or applicable law for any related person transaction, our related person transaction policy requires us to seek shareholder approval for such transaction.

If it is impractical or undesirable to wait until a Board of Directors or a committee meeting to consummate a related person transaction involving $120,000 or less, the Nominating and Corporate Governance Committee chair may review and approve the transaction pursuant to the criteria set forth in the related person transaction policy. Another Nominating and Corporate Governance Committee member may review and approve the transaction if the chair is unavailable or if he, a family member or an affiliate is a party to the transaction. Such approval shall be reported to the Board of Directors at its next regularly scheduled meeting.

In evaluating a related person transaction, the Board of Directors, applicable committee or director shall determine whether the transaction is fair and reasonable to the Company or any applicable subsidiary. We are not required to obtain a fairness opinion or other third-party support or advice regarding the transaction’s fairness, but the Board of Directors or committee or director reviewing the transaction has the discretion to do so. A related person transaction must also comply with our Code of Business Conduct and Ethics and any other applicable policy.

We may employ a member of an executive officer’s or director’s immediate family, if such employment is in the ordinary course of business and is consistent with the employment, compensation and termination policies and practices applicable to our other similarly situated employees. We must notify the Nominating and Corporate Governance Committee of such employment within a reasonable period after such person commences employment.

Transaction. During 2010, the Company did not participate in any transactions involving amounts exceeding $120,000 and in which any director, nominee for election as director, executive officer, beneficial owner of more than 5% of our voting stock, or members of their immediate families or their affiliates had a direct or indirect material interest.

Procedure for Contacting Directors

You may communicate with the Board of Directors or with a specific director at any time by writing to the Board of Directors or that director at our address, 1600 West 7th Street, Fort Worth, Texas 76102, c/o the Corporate Secretary. We will forward all such messages that we receive and any other message that reasonably appears to be about a matter of shareholder interest and is intended for communication to the Board of Directors. We will send communications to the director to whom they are addressed as soon as practicable. We will forward messages addressed to the whole Board of Directors or to the non-management directors to the Chairman of the Nominating and Corporate Governance Committee. Because there are other appropriate avenues of communication, we will not forward messages not addressed to the Board of Directors or to any director regarding matters that are not of shareholder interest, such as general business complaints or employee grievances. The Secretary has the discretion to forward these communications to appropriate persons within the Company.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires that each of our executive officers and directors file reports of ownership and changes of ownership with the SEC. Based solely upon our review of the copies of such reports and written representations from each of our directors and executive officers that we have received, we believe that all of our executive officers and directors complied with these filing requirements in 2010, except Mr. Hunter inadvertently failed to timely file two Forms 4 in 2010 for (a) the exercise of 2,500 options and the subsequent sale of the shares acquired from such exercise and (b) the acquisition of approximately 379 shares of Company common stock that were acquired in a Rabbi trust through the deferral of his director’s fees under the LTIP.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Our common stock, par value $0.10 per share, is our only outstanding class of equity securities.

Securities Owned by Principal Shareholders

The following table sets forth information regarding the number and percentage of shares of common stock held by all persons and entities known by us to beneficially own 5% or more of our outstanding common stock. The information regarding beneficial ownership of common stock by the entity identified below is included in reliance on a report filed by the entity with the SEC, except that the percentage is based upon our calculations made in reliance upon the number of shares reported to be beneficially owned by the entity in such report and the number of shares of our common stock outstanding on March 23, 2011.

Name and Address of Beneficial Owner		Amount and Nature of Beneficial Ownership		Percent of Class
Blackrock, Inc. 40 East 52nd Street New York, NY 10022		2,316,252	(1)	7.9%

NFJ Investment Group LLC 2100 Ross Avenue, Suite 700 Dallas, TX 75201	Allianz Global Investors Capital LLC 600 West Broadway, Suite 2900 San Diego, CA 92101	1,868,500	(2)	6.4%

The Vanguard Group, Inc. 100 Vanguard Blvd. Malvern, PA 19355		1,734,984	(3)	5.9%

Eagle Asset Management, Inc. 880 Carillon Parkway St. Petersburg, FL 33716		1,556,057	(4)	5.3%

Earnest Partners, LLC 1180 Peachtree St. NE, Suite 2300 Atlanta, GA 30309		1,526,621	(5)	5.2%

(1)	According to a Schedule 13G/A filed with the SEC on February 3, 2011, Blackrock, Inc. has sole voting power with respect to 2,316,252 shares and has the sole right to dispose of all 2,316,252 shares.

(2)	According to a Schedule 13G/A filed with the SEC on February 14, 2011 by NFJ Investment Group LLC (“NFJ”) and Allianz Global Investors Capital LLC (“Allianz”) jointly, each entity may be deemed to beneficially own the shares reported in the table under Rule 13d-3 under the Securities Exchange Act of 1934, as amended. NFJ has sole voting power with respect to 1,868,500 shares and the sole right to dispose of all 1,868,500 shares. Allianz does not have sole voting power or right to dispose of any of the shares reported in the table.

(3)	According to a Schedule 13G filed with the SEC on February 10, 2011, The Vanguard Group, Inc. has sole voting power with respect to 43,940 shares and has the sole right to dispose of 1,691,044 shares and a shared right to dispose of 43,940 shares.

(4)	According to a Schedule 13G/A filed with the SEC on January 26, 2011, Eagle Asset Management, Inc. has sole voting power with respect to 1,556,057 shares and has the sole right to dispose of all 1,556,057 shares.

(5)	According to a Schedule 13G/A filed with the SEC on February 10, 2011, Earnest Partners, LLC has sole voting power with respect to 571,138 shares, shared voting power with respect to 318,310 shares and has the sole right to dispose of all 1,526,621 shares.

Securities Owned by Officers and Directors

The following table sets forth information about the beneficial ownership of our outstanding common stock as of March 23, 2011 by our directors and executive officers whose compensation is disclosed under “Executive Compensation” in this proxy statement and all directors and executive officers as a group.

	Shares Beneficially Owned
Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)(2)(3)		Percent of Class(2)
Daniel E. Berce	13,072		*
Jack R. Daugherty	17,875		*
Daniel R. Feehan	364,050		1.2%
Albert Goldstein	18,559	(4)	*
James H. Graves	34,685	(5)	*
B.D. Hunter	41,869	(6)	*
Timothy J. McKibben	12,661		*
Alfred M. Micallef	12,661		*
Thomas A. Bessant, Jr.	86,710	(7)	*
Dennis J. Weese	8,765		*
Timothy S. Ho	3,694		*
J. Curtis Linscott	15,571		*
All directors and executive officers as a group (12 persons)(8)	630,172	(9)	2.1%

*	Indicates ownership of less than 1.0% of our common stock

(1)	Beneficial ownership as reported in the above table has been determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended. Unless otherwise indicated, each of the persons named has sole voting and investment power with respect to the shares reported.

(2)	The indicated percentages are based on 29,397,933 shares of common stock issued and outstanding on March 23, 2011. For those holding options and RSUs, the percentage ownership is calculated by also including as outstanding:

(a) Shares underlying options that are exercisable within sixty days of March 23, 2011, including the following:

Name	Shares Issuable Under Options Exercisable within Sixty Days
Mr. Feehan	125,000
Mr. Hunter	5,000
Mr. Bessant	75,000

(b)(i) Unvested RSUs that could become vested within 60 days following March 23, 2011 due to the termination of a director’s Board service if that director has served on our Board of Directors for at least five continuous years and at least 360 days after the date of the RSU grant have passed and (ii) deferred vested RSUs that could become deliverable to the following officers or directors of the Company within 60 days following March 23, 2011 due to the termination of their employment or Board service, as applicable:

Name	Shares Issuable within Sixty Days for Vested and Unvested RSUs that may Vest
Mr. Berce	8,072
Mr. Daugherty	12,661
Mr. Feehan	95,093
Mr. Goldstein	1,939
Mr. Graves	12,661
Mr. Hunter	12,661
Mr. McKibben	12,661
Mr. Micallef	12,661
Mr. Bessant	5,742
Mr. Linscott	95

(3)	The payout of certain amounts shown may be subject to delay pursuant to Section 409A of the Internal Revenue Code, as amended. Any such delay has not been considered for the purposes of this table.

(4)	Includes 15,000 shares held by ALG International, LLC in which Mr. Goldstein has a 33.3% interest.

(5)	Includes 22,024 shares held in a Rabbi trust as a result of director compensation that has been deferred under our LTIP.

(6)	This amount includes 15,000 shares held by a corporation that Mr. Hunter controls. Mr. Hunter disclaims beneficial ownership of such shares. Also includes 9,208 shares held in a Rabbi trust as a result of director compensation that has been deferred under our LTIP.

(7)	Includes 318 shares held by Mr. Bessant’s spouse. Also includes 1,076 shares that are held in a Rabbi trust under the Company’s Nonqualified Savings Plan.

(8)	Includes all directors of the Company and all executive officers employed by the Company as of March 23, 2011.

(9)	This amount includes 379,246 shares that directors and executive officers have the right to acquire within 60 days following March 23, 2011.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth information, as of December 31, 2010, with respect to shares of common stock that may be issued under our existing equity compensation plans.

Plan Category	Number of shares of common stock to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights(1)	Number of shares of common stock remaining available for future issuance under equity compensation plans
Equity compensation plans approved by shareholders:
Cash America International, Inc. First Amended and Restated 2004 Long-Term Incentive Plan, as amended(2)	447,385	(3)(4)	—	2,065,269
Cash America International, Inc. 1994 Long-Term Incentive Plan	394,788	(5)	$8.83	—

All such plans	842,173			2,065,269
Equity compensation plans not approved by shareholders:	—		—	—

Total	842,173			2,065,269

(1)	The weighted-average exercise price does not take into account RSUs.

(2)	As a component of the awards that may be granted under the LTIP, the Company adopted the 2008 Long Term Incentive Plan for Cash America Net Holdings, LLC (the “CashNetUSA 2008 LTIP”) as a sub-plan under the LTIP. Under the terms of the CashNetUSA 2008 LTIP, a portion of the units issued under this plan could be payable in shares of common stock of the Company. As of December 31, 2010, 66,003 units were outstanding under the CashNetUSA 2008 LTIP that could be payable in shares of common stock upon future vesting of such units. As described further under “Executive Compensation – Compensation Discussion and Analysis – Executive Compensation Practices – Long-Term Incentive Compensation –CashNetUSA Long-Term Incentive Plans – CashNetUSA 2008 LTIP,” on January 26, 2011 the CashNetUSA 2008 LTIP was amended and terminated for employees who agreed to an accelerated vesting date of January 26, 2011 for a prorated portion of such employee’s unvested units that were outstanding on January 26, 2011 and early payment in cash for such units. No shares of our common stock were issued under the plan; therefore, no shares are included in the table above. Under the terms of the amendment, all future payments were to be made in cash.

(3)	Represents RSUs.

(4)	Includes the maximum number of RSUs that may be issuable under performance-based RSUs granted in 2009 and 2010 if we achieve certain specified levels of improvement in earnings per share over a three-year period. Includes the actual number of performance-based RSUs that were granted in 2008 and vested on December 31, 2010, subject to certification of the performance requirements for vesting by Compensation Committee, which occurred in January 2011 and the shares were issued thereafter. See “Executive Compensation – Compensation Discussion and Analysis – Executive Compensation Practices – Long-Term Incentive Compensation” for additional information about our performance-based RSUs that were issued in 2010.

(5)	Includes 147,488 RSUs.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Executive Summary

Our goal for our executive compensation program is to attract, motivate and retain the highest quality executives who will provide leadership for the Company’s success in dynamic and competitive markets. We seek to accomplish this goal in a way that rewards performance and is aligned with our shareholders’ long-term interests. The Compensation Committee oversees the executive compensation program and determines the compensation for our named executive officers. We believe the compensation program for our named executive officers was instrumental in helping the Company achieve strong financial performance in 2010, despite a challenging economic environment. Throughout this proxy statement, we refer to our Chief Executive Officer, Chief Financial Officer and the other executive officers included in the Summary Compensation Table as “named executive officers.”

The Company’s consolidated total revenue increased 15.4%, to $1.3 billion, for the year ended December 31, 2010 compared to the year ended December 31, 2009. Consolidated net revenue increased 19.9%, to $954.6 million, for 2010 compared to 2009. Net income increased 19.5%, to $115.5 million, in 2010 compared to 2009. Diluted net income per share increased to $3.67 in 2010, compared to $3.17 in 2009.

Highlights of our compensation programs and adjustments that were made during fiscal year 2010 and 2011 to further align our executive compensation structure with our shareholders’ interests and current market practices include the following:

•	Our named executive officers’ total compensation is comprised of a mix of base salary, annual short-term incentive compensation, long-term incentive awards and retirement and other benefits.

•

Annual short-term incentive-based cash incentive payments made to our named executive officers in fiscal 2010 were greater than target amounts because we exceeded our financial objectives for earnings before taxes and other measures for fiscal 2010.

•

The Compensation Committee amended our Chief Executive Officer’s employment agreement in 2011 to delete a provision in the agreement that allowed for a gross-up payment for excise and other taxes that could become payable as a result of payments made in connection with a change-in-control of the Company.

•

In 2010, we implemented clawback provisions in our STI Plan and our RSU awards that would allow the Company to recoup annual incentive compensation and performance-based equity awards paid to our named executive officers if the Company is required to materially restate its financial results as a result of fraud or intentional misconduct on the part of the employee.

•

The Compensation Committee increased Mr. Feehan’s salary by 14.2% in 2010, but in 2009 and 2008 he did not receive any salary adjustments despite his outstanding performance in advancing new business models during a challenging economic and regulatory environment and improved year-over-year earnings of the Company. In addition, in 2010 Mr. Feehan ceased receiving fees for his service as a director, which were $31,250 in 2009.

•	We have initiated regular risk management assessments for our compensation and benefit programs relative to executive and non-executive compensation programs.

•	We provide minimal perquisites to our named executive officers, which are less than $27,000 per person.

•

Our named executive officers, excluding Mr. Feehan, do not have employment agreements and are employed at-will and expected to demonstrate exceptional personal performance and leadership in order to continue serving as a member of the executive team.

Overview of Compensation Program

The Compensation Committee oversees our executive compensation policies and practices and seeks to ensure that our named executive officers’ total compensation is fair, reasonable and competitive. For more information about the Compensation Committee, its authority and responsibilities, see “Board Structure, Corporate Governance Matters and Director Compensation – Committees of the Board of Directors and Meetings – Management Development and Compensation Committee” in this proxy statement.

We and the Compensation Committee follow an executive compensation policy that sets out our compensation philosophy and objectives. The policy was originally adopted by the Compensation Committee in 2003.

Compensation Philosophy and Objectives

We believe that compensation should be performance-based and competitive in the market and industries where we compete for talent. We also believe that we should provide our executives with compensation that is closely linked to our shareholders’ financial interests and that reflects each executive’s contributions to enhancing the value of our shareholders’ investment in our Company. In addition, we believe in pay for performance and discouraging excessive risk taking by our named executive officers.

Our compensation objectives are:

•	Attracting, motivating and retaining the highest quality executives;

•	Reinforcing our business strategies, corporate culture and management process;

•	Compensating for results, while aligning executive short- and long-term interests with those of our shareholders;

•	Providing a disciplined and flexible administration that is easily communicated and understood and that encourages consistent expectations across the organization;

•	Establishing competitive base salary ranges with midpoints at the 50th percentile of our competitive group;

•	Targeting competitive short-term incentives at the 60th percentile of our competitive group and paid at the 75th percentile for outstanding performance;

•

Encouraging stock ownership and targeting competitive long-term incentives for executives at the 60th percentile of our competitive group and paid at the 75th percentile for outstanding performance; and

•	Encouraging the appropriate amount of risk to be taken by our officers and employees to achieve sustained long-term growth while discouraging short-term high risk activities.

Executive Compensation Practices

The principal elements of our executive compensation are:

•	Base salary;

•	A performance-based annual incentive award paid in cash;

•	Long-term incentive compensation awards, primarily in the form of RSU awards that are both performance- and time-based;

•	Retirement plans;

•	Health, insurance and other benefits also available to employees generally; and

•	Certain additional benefits available to officers.

When making decisions about each compensation element, the Compensation Committee reviews the overall compensation we pay to our executive officers. It also reviews and considers the competitive market for executives and compensation levels and compensation components provided by companies with whom we compete for executive talent. In general, the proportion of a named executive officer’s compensation that is at risk and subject to achieving incentive targets increases with the executive’s position and responsibility within the Company.

Compensation Committee’s Role in Establishing Compensation. The Compensation Committee approves, or recommends to the independent members of the Board of Directors for approval, all compensation decisions for our named executive officers, including grants of equity awards. The Compensation Committee believes that one of its key functions is to help ensure that our executives are fairly compensated based upon their performance and contribution to our growth and profitability and that its compensation decisions support our compensation philosophy and objectives, as well as shareholder interests. The Compensation Committee chair sets the agenda for all committee meetings, with input from management.

Management’s Role in Establishing Compensation. Our Chief Executive Officer and our Vice President – Compensation and Benefits are the primary management contacts for the Compensation Committee chair. Our Vice President – Compensation and Benefits monitors our executive compensation and from time to time makes suggestions to the Compensation Committee for changes to the compensation program.

In 2010, our Chief Executive Officer, Vice President – Compensation and Benefits and General Counsel attended Compensation Committee meetings to discuss matters under consideration by the Compensation Committee and to answer questions regarding those matters. The Compensation Committee also met regularly in executive session without members of management present.

Our Chief Executive Officer recommends to the Compensation Committee changes in compensation for other named executive officers based on an assessment of each individual’s responsibilities and contribution to our results and potential for future contributions to our success. Neither the Chief Executive Officer nor other executive officers are directly involved in recommendations for changes in the Chief Executive Officer’s compensation.

Compensation Consultants. In 2010, the Compensation Committee engaged Mercer LLC (“Mercer”) to perform a formal review of base salaries, short-term incentives and long-term incentives for each named executive officer compared to persons holding comparable positions with similar duties at other publicly-traded companies. In addition, Mercer was also engaged to assist the Compensation Committee in performing a risk assessment of our compensation policies and practices in effect in 2009 for all employees. Mercer, an independent executive compensation consulting firm, does not provide any other services to the Company and works with the Company’s management only on matters for which the Compensation Committee is responsible. Mercer provided general observations on the Company’s compensation programs and peer group companies, but it did not determine or recommend the amount or form of compensation for the named executive officers.

Employment and Severance Agreements. The Company does not have employment agreements with any of its named executive officers, except our Chief Executive Officer, Mr. Feehan. On May 1, 2008, the Company entered into a five year employment agreement with Mr. Feehan that terminates on April 30, 2013. On January 26, 2011, Mr. Feehan’s employment agreement was amended to remove a provision that would have allowed for a gross-up payment on excise taxes as a result of termination due to a change-in-control of the Company in order to make the agreement more in line with current compensation practices for Chief Executive Officers.

Under his employment agreement, Mr. Feehan agreed to serve as the Company’s President and Chief Executive Officer for a term of five years with an initial base salary of $700,000 which may be increased by the Compensation Committee (and was increased in 2010 as further discussed under “Base Salary”). In addition, under the agreement Mr. Feehan is eligible to participate in the Company’s short-term incentive compensation program, long-term equity compensation program and other employee benefits programs. The agreement also has provisions regarding nondisclosure, nonsolicitation and noncompetition. A discussion of the provisions in the employment agreement regarding payments that may be made upon Mr. Feehan’s termination, including upon a change-in-control, is provided under the heading “Potential Payments Upon Termination or Change-in-Control.”

Under Mr. Feehan’s employment agreement, upon a termination of employment for any reason other than death, disability or termination for just cause within 12 months following a change-in-control, Mr. Feehan would be entitled to a severance payment and various benefits (which is also referred to as a “modified single-trigger”) as further described under the heading “Potential Payments Upon Termination or Change-in-Control.” The Compensation Committee believes this arrangement is appropriate because it provides Mr. Feehan, in light of his tenure with the Company and the successful long-term performance of the Company under Mr. Feehan’s leadership, with protection in the event of a change-in-control.

The Company has entered into Executive Change-in-Control Severance Agreements with named executive officers, other than Mr. Feehan. These agreements are designed to promote stability and continuity of senior management. In addition, we have adopted a Severance Pay Plan for Executives that would most likely be followed, subject to the discretion of the Chief Executive Officer and the Compensation Committee, in the case of termination of one of our named executive officers, other than Mr. Feehan. Information about payments that may be made to the named executive officers under the Executive Change-in-Control Severance Agreements and the Severance Pay Plan for Executives upon termination or a change-in-control of the Company is provided under the heading “Potential Payments Upon Termination or Change-in-Control.”

Under our Executive Change-in-Control Severance Agreements, upon a change-in-control of our Company our named executive officers, other than Mr. Feehan, would be entitled to an amount sufficient to cover the costs of any excise tax that may be triggered by the payments made as a result of the change-in-control, plus an amount sufficient to cover additional state and federal income, excise and employment taxes that may arise on this additional payment. We believe that the mitigation of the cost of these taxes for our executives is necessary to preserve the benefits to which they are entitled. This approach protects the value of compensation already awarded to the executive and reduces the risk of any potential personal bias against a change-in-control transaction.

2010 Review. In 2010, the Compensation Committee, with the assistance of its compensation consultant, Mercer, performed a formal review of base salaries, short-term incentives and long-term incentives for each named executive officer compared to persons holding comparable positions with similar duties at other publicly-traded companies (listed below) and to general industry survey data. The following publicly-traded company peer groups were used by the Compensation Committee for comparison purposes in its review:

Financial Services Peers

• Advance America, Cash Advance Centers, Inc.	• First Cash Financial Services, Inc.
• Advanta Corp.	• Rent-A-Center, Inc.
• Dollar Financial Corp.	• QC Holdings, Inc.
• EZCORP, Inc.	• World Acceptance Corporation

Local Peers

• AmeriCredit Corp.	• Trinity Industries, Inc.
• Pier 1 Imports, Inc.	• Tuesday Morning Corporation
• RadioShack Corporation	• Zale Corporation
• Rent-A-Center, Inc.

When compared against the financial services peers, our Company was the second largest in terms of both revenue and market value, and when compared against the local peers, our Company’s revenue was in the bottom quartile and market value was near the median.

The total compensation of the Chief Executive Officer and Chief Financial Officer was compared to the total compensation of persons holding the same positions in both peer groups as well as to general industry survey data. Due to the small sample size for top division executives within the peer groups, the total compensation of the President of our Retail Services Division was compared to the total compensation of the top division and operating executives from both the local and financial services peer groups and against retail industry survey data for division heads. Many of our peers did not publicly disclose compensation or have sufficient comparison data for individuals holding similar positions with similar duties to those held by our other named executive officers, namely the President of our E-Commerce Division and our General Counsel and Secretary. Therefore, the total compensation of the President of our E-Commerce Division was compared against the total compensation of the fourth highest paid executives in both of our peer groups and against general industry survey data, and the compensation of the General Counsel and Secretary was compared against the total compensation of the fifth highest paid executives at peer companies and against general industry survey data. This comparative review of our current total compensation levels indicated that our named executive officers were generally below the 50th percentile of our peer group. Because it is our objective to set base salaries at the 50th percentile of our peer group and short-term and long-term incentives at the 60th percentile of our peer group in order to retain and motivate our executives, the Compensation Committee determined that adjustments to base salaries, targeted short-term incentives and targeted long-term incentives, as discussed in more detail below, would be appropriate in 2010.

In determining compensation for our named executive officers, including the Chief Executive Officer, the Compensation Committee considers each element of the executive officers’ compensation and how that element fits into the officers’ compensation package as a whole. The Compensation Committee tries to achieve a balance of short-term compensation, including base compensation and short-term incentive compensation, with long-term compensation. In assessing the named executive officer’s compensation package, the Compensation Committee considers how much of the overall compensation package is at risk, or subject to achieving certain Company financial targets on both a short-term basis and a long-term basis. The Compensation Committee utilizes both short-term incentive compensation and long-term incentive compensation, including time-based and performance-based RSUs and other long-term incentive compensation tied to the performance of the Company, to link management’s compensation to shareholder interests so that our executives receive pay for their performance on both a short-term and long-term basis.

Base Salary. The Compensation Committee annually reviews the base salaries of our named executive officers. The base salaries are determined according to the named executive officer’s current and prior roles within the Company, the knowledge and skill required to fulfill the roles, their management and leadership effectiveness over the performance period in combination with any material change in the scope and complexity of their responsibilities.

In determining salary increases for each of our named executive officers in 2010, the Compensation Committee took into consideration the market review prepared by Mercer and a qualitative review of each named executive officer’s performance that was based on the Compensation Committee’s subjective judgment. In performing its review of the named executive officers, the Compensation Committee considered the performance of each of our named executive officers, which took into account each named executive officer’s breadth of responsibilities, impact on financial and operational results over the prior year, leadership within the Company, accomplishments that affected our performance and achievement of goals throughout the year, and with respect to the named executive officers, other than Mr. Feehan, they also considered a qualitative assessment made by the Chief Executive Officer of each of these items. As a result, an annual salary increase was awarded to each of the named executive officers in January 2010 as follows:

Name	Annual Salary Increased to	Annual Salary Increased from	Percentage Increase
Mr. Feehan	$800,000	$700,000	14.3%
Mr. Bessant	$410,000	$397,000	3.3%
Mr. Ho	$370,000	$359,000	3.1%
Mr. Weese	$425,000	$363,000	17.1%
Mr. Linscott	$300,000	$257,000	16.7%

In 2009 and 2008, at Mr. Feehan’s request, no salary adjustments were made to Mr. Feehan’s salary despite his outstanding performance in advancing new business models during a challenging economic and regulatory environment and improved year-over-year earnings of the Company. In 2010, Mr. Feehan ceased receiving fees for his service as a director, which were $31,250 in 2009. In addition, the market survey provided by Mercer indicated that Mr. Feehan’s base salary was in the bottom quartile when compared to Chief Executive Officers at local peer companies and at the 45th percentile when compared to Chief Executive Officers at our financial services peer companies. These factors were all taken into account when determining Mr. Feehan’s base salary in 2010.

The base salary increases for Messrs. Weese and Linscott were based primarily on the information reflected in the market survey provided by Mercer, which indicated that their base salaries were at or below the 40th percentile of our peer groups and/ or industry survey data, and their exemplary performance and leadership within the Company in the previous year. The base salary increases for Messrs. Bessant and Ho were less than the other named executive officers as a result of the information reflected in the market survey provided by Mercer, which indicated that their base salaries were near the 50th percentile of our peer group and/or industry survey data. Although their performance and leadership within the Company was deemed exemplary by the Compensation Committee, the Compensation Committee determined that a material change to their salaries was not necessary in 2010.

Short-Term Incentive Compensation.

Overview. Our STI plan is a broad-based incentive plan that provides our named executive officers and certain other employees the opportunity to earn annual short-term incentive-based cash awards (“STI awards”). The STI awards are based on the achievement of financial objectives and other factors that the Compensation Committee may determine. No Company employee has any contractual right to receive an STI award. We believe that STI awards are an important element of our compensation that is consistent with our philosophy of pay for performance. Unless the Compensation Committee determines otherwise, named executive officers will not receive payment for STI awards unless our performance goals are met or exceeded each year.

At its first meeting of the year, usually held in January, the Compensation Committee determines whether it intends to have an STI plan for the current year. If it elects to have an STI plan, it then designates the employees who are eligible to participate in the STI plan and approves the criteria for calculating the STI awards, or the terms and conditions of the STI plan. When establishing the terms and conditions of the annual STI plan, the Compensation Committee establishes target STI award amounts, expressed as a percentage of base salary, for the named executive officers (“Target Awards”) and establishes performance goals for the Company and each of its business units for the current year. The Compensation Committee has the sole discretion of whether to pay STI awards after the end of the year and whether to pay the awards in accordance with the goals set at the beginning of the year or to base the awards on such other factors that the Compensation Committee may determine.

At its first meeting the following year, usually held in January, the Compensation Committee determines whether to pay the STI awards and the amount of the actual awards to be paid. In making the determination of whether to pay STI awards, the Compensation Committee evaluates the performance of the Company on a consolidated basis as well as the performance of each of our business units and determines to what extent the Company and each business unit achieved the year’s financial and performance goals. It also determines whether and to what extent it will award amounts greater or less than the target STI award amounts based on, among other things, earnings performance, achievement of non-financial objectives, the degree of difficulty in achieving the goals, changes in circumstances within the industry or other factors. In determining the amount of the STI awards to be paid, the Compensation Committee also determines whether to include or exclude unusual events that affect the financial goals, such as non-operating gains or losses, unplanned acquisitions or dispositions or regulatory changes to products or related costs.

2010 STI Awards. The 2010 STI plan for our named executive officers was administered under the Company’s Senior Executive Bonus Plan, as amended. (See “Senior Executive Bonus Plan” below for a discussion of our Senior Executive Bonus Plan.) In January 2010, the Compensation Committee established the following three components (each an “STI Component”) to the 2010 STI plan for our named executive officers:

•	the EBT component (the “EBT Component”), which is based on our 2010 earnings before taxes, excluding any unusual items (“EBT”);

•

the Retail Services Division profitability component (the “Retail Services Profitability Component”), which is based on the achievement of 2010 profitability for the Retail Services Division, a measure that is not calculated in accordance with generally accepted accounting principles (“Non-GAAP”) and is an internal measurement of the financial contribution made by the Retail Services Division to our earnings on a consolidated basis (“Retail Services Profitability”); and

•

the E-Commerce Division profitability component (the “E-Commerce Profitability Component”), which is based on the achievement of 2010 profitability for the E-Commerce Division, a Non-GAAP measure which is an internal measurement of the financial contribution made by the E-Commerce Division to the Company’s earnings on a consolidated basis (“E-Commerce Profitability”).

The Retail Services Profitability Component and the E-Commerce Profitability Component are sometimes referred in this proxy statement as the “Division Components.”

The Target Award for each named executive officer was established as a percentage of each named executive officer’s base salary that could be payable upon achieving the applicable targets under the 2010 EBT Component and/or the applicable 2010 Division Component. The Target Awards for each named executive officer and the portion of their respective Target Awards that are tied to the three STI Components of the 2010 STI plan are as follows:

Name	Target Percentage of Base Salary	Portion of Target tied to 2010 EBT Component	Portion of Target tied to an applicable 2010 Division Component
Daniel R. Feehan,	100%	100%	—
President and Chief Executive Officer
Thomas A Bessant, Jr.,	65%	100%	—
Executive Vice President and Chief Financial Officer
Timothy S. Ho,	65%	25%	75%
President – E-Commerce Division
Dennis J. Weese,	65%	50%	50%
President – Retail Services Division
J. Curtis Linscott,	62.5%	100%	—
Executive Vice President, General Counsel & Secretary

Under the terms of the 2010 STI plan, potential STI awards begin to accrue under each STI Component once the Company exceeds a certain earnings threshold (the “Earnings Threshold”) established for that STI Component, and the potential STI awards can increase ratably up to 100% of the portion of a Target Award allocable to the applicable STI Component if the Company’s earnings in the particular STI Component reach a specified earnings target (the “Earnings Target”) established for such STI Component. If the Company’s earnings in a particular STI Component did not reach the Earnings Threshold applicable to such STI Component, no portion of the STI award allocated to that STI Component would be available for payment unless the Compensation Committee determined otherwise. If the Company’s earnings in any STI Component exceed the applicable Earnings Target for such component, the potential STI award applicable to such STI Component could increase above the portion of the Target Award allocable to such STI Component based on a formula set forth in the 2010 STI plan. In addition, under the 2010 STI plan the Compensation Committee had the discretion to award amounts greater or less than the formula-based STI awards. The 2010 maximum STI award opportunity for our Chief Executive Officer, Chief Financial Officer and General Counsel was capped at 300% of their respective Target Awards and the 2010 maximum STI award opportunities for the President of our Retail Services Division and the President of our E-Commerce Division were capped at 200% and 225% of their applicable aggregate Target Awards, respectively.

The 2010 STI awards for our Chief Executive Officer, Chief Financial Officer and General Counsel were based solely on the EBT Component of the 2010 STI plan. The Earnings Threshold for the 2010 EBT Component was $154.7 million (which was our 2009 income before income taxes). The Earnings Target for the 2010 EBT Component was $182.9 million (the “2010 EBT Target”). During 2010, the Company achieved an EBT of $184.5 million (the “2010 EBT”), which was in excess of the 2010 EBT Target. Per the terms of the 2010 STI plan and because the 2010 EBT Target was exceeded, Messrs. Feehan, Bessant and Linscott earned a payment equal to 113.2% of their respective 2010 Target Awards.

Mr. Weese’s 2010 Target Award was based 50% on the EBT Component and 50% on the Retail Services Profitability Component. The Earnings Threshold for the 2010 Retail Services Profitability Component was $178.7 million, and the Earnings Target for the 2010 Retail Services Profitability Component was $201.8 million. Actual 2010 Retail Services Profitability was $200.5 million (which is comprised of the income from operations for the domestic component of our retail services segment totaling $151.3 million and certain allocated corporate overhead expenses, amortization and other adjustments totaling approximately $49.2 million). Although 2010 Retail Services Profitability fell slightly below the Earnings Target for the 2010 Retail Services Profitability Component, it did significantly exceed the Earnings Threshold for the 2010 Retail Services Profitability Component.

Per the terms of the 2010 STI plan, Mr. Weese received a payment equal to 110.0% of his 2010 Target Award. The 110.0% payment is comprised of (a) a 113.2% payment pursuant to the 50% EBT Component of his 2010 STI award, which was a result of the Company exceeding the 2010 EBT Target, and (b) a 106.9% payment pursuant to the 50% Retail Services Profitability Component of his 2010 STI award, which was a result of an adjustment made by the Compensation Committee per the terms of the 2010 STI plan due to the Company exceeding the 2010 EBT Target and to the strong performance of the Retail Services Division in 2010, which included the successful acquisition and integration of a significant-sized pawn business and the introduction of new products and services in our retail services locations, both of which contributed to the year-over-year earnings results of the Company.

Mr. Ho’s 2010 Target Award was based 25% on the EBT Component and 75% on the E-Commerce Profitability Component. The Earnings Threshold for the 2010 E-Commerce Profitability Component was $57.6 million, and the Earnings Target for the 2010 E-Commerce Profitability Component was $64.0 million. Actual 2010 E-Commerce Profitability was $77.2 million (which is comprised of income from operations for the e-commerce segment in 2010 of $54.4 million and certain allocated corporate overhead expenses, depreciation, amortization and other adjustments totaling approximately $22.8 million). Thus, the E-Commerce Division significantly exceeded the Earnings Target for the 2010 E-Commerce Profitability Component.

Per the terms of the 2010 STI plan, Mr. Ho received a payment equal to 189.7% of his 2010 Target Award. The 189.7% payment is comprised of (a) a 106.2% payment pursuant to the 25% EBT Component of his 2010 STI award, which was a result of the Company exceeding the 2010 EBT Target, and (b) a 217.5% payment pursuant to the 75% E-Commerce Profitability Component of his 2010 STI award, which was a result of an adjustment made by the Compensation Committee per the terms of the 2010 STI plan due to the E-Commerce Division significantly exceeding the Earnings Target for the 2010 E-Commerce Profitability Component and the Company exceeding the 2010 EBT Target.

As a result of the Compensation Committee’s determinations, each of the named executive officers received the 2010 STI award payments in February 2011 in the amounts reported in the Summary Compensation Table in the “Non-Equity Incentive Plan Compensation” column.

Senior Executive Bonus Plan

The Company’s Senior Executive Bonus Plan, as amended, was approved by shareholders of the Company at its Annual Meeting of Shareholders on April 25, 2007. All Company officers are eligible to participate in the Senior Executive Bonus Plan. The Compensation Committee determines which officers will participate in the Senior Executive Bonus Plan and administers the Senior Executive Bonus Plan. In selecting participants in the plan each year, the Compensation Committee will choose those officers who are likely to have a significant impact on Company performance. Under the Senior Executive Bonus Plan, the Compensation Committee will annually establish: (i) a target award for each participant, (ii) the performance goals that must be achieved in order for the participant to be paid the target award, and (iii) a payout formula to determine the actual amount of the award, which could be less than or more than the target amount, based on a comparison of actual performance to the pre-established performance goals. Each participant’s target award will be expressed as a percentage of his or her base salary.

Under the Senior Executive Bonus Plan, the Compensation Committee may use various performance measures in setting performance goals set forth in the plan for awards to be made under the plan for any year. The Compensation Committee has the discretion to select from among these measures when setting performance goals for a particular year. The Compensation Committee may choose performance goals which apply on either a Company, division or department basis, as deemed appropriate in light of the participant’s responsibilities. After the end of each year, the Compensation Committee must certify the extent to which the performance goals applicable to each participant were achieved or exceeded. The actual award (if any) for each participant will be determined by applying the formula to the level of actual performance that the Compensation Committee certifies. However, the Compensation Committee retains discretion to eliminate or reduce the actual award payable to any participant below that which otherwise would be payable under the applicable formula. No participant’s actual award under the Senior Executive Bonus Plan may exceed $2.5 million for any year.

The Senior Executive Bonus Plan requires that the participant be continuously employed by the Company. If a participant terminates employment with the Company before January 1 of the year following a plan year, he or she generally will not be entitled to receive an award for that plan year. The Compensation Committee has the discretion, however, to pay a terminated participant all or part of the award actually earned for the year of termination. Awards will be payable in cash or its equivalent after the end of the year during which the award was earned, subject to the Compensation Committee’s discretion to reduce or eliminate the award. The Compensation Committee may, however, establish programs, procedures and payment mechanisms to permit selected participants to defer receipt of their actual awards. If a participant dies after earning an award for a particular year, but before the award is actually paid, the award will be paid to his or her estate. The Board of Directors or the Compensation Committee may amend or terminate the Senior Executive Bonus Plan at any time and for any reason, but in accordance with Section 162(m) of the Internal Revenue Code, certain material amendments to the Senior Executive Bonus Plan will be subject to shareholder approval.

The only awards to date that have been made under the Senior Executive Bonus Plan were the STI awards in 2010. See “2010 STI Awards” for additional information about these awards.

Long-Term Incentive Compensation.

We believe long-term incentive awards are also an important element of our compensation programs because they reward participants for their contributions to our consistent, sustained financial performance over the long term, which should contribute to an increase in our stock price and discourage excessive short-term risk and thereby benefit all shareholders and strengthen the link between improvement in our long-term financial results and increases in shareholder value.

Cash America International, Inc. First Amended and Restated Long-Term Incentive Plan, as Amended. The Compensation Committee determines who participates in the LTIP and generally makes such awards to employees who have the opportunity and responsibility to influence our profitability.

Since 2004, the Compensation Committee has granted RSUs as long-term incentive compensation. The LTIP also provides for other forms of stock-based, long-term incentive compensation, including stock options, stock appreciation rights, performance shares and performance units, restricted stock and other stock-based awards. The Compensation Committee has chosen RSUs because they provide the recipients value in the form of Company stock, while allowing the Company the benefit of using fewer shares than would be required for stock options. In addition, the Compensation Committee believes that the opportunity for long-term capital appreciation, a characteristic of RSUs, has helped us in our retention of our senior management and in linking overall compensation to our long-term shareholder value. At its first meeting of each year, which is usually in January, the Compensation Committee determines whether it intends to make LTIP awards for the current year. If it elects to make such awards, it then designates the employees who are eligible to participate in the LTIP awards and approves the type of awards and the terms and conditions of the awards.

In January 2010, the Compensation Committee again elected to award RSUs to our named executive officers, excluding Mr. Ho, under the LTIP. Mr. Ho did not receive a grant under the LTIP in 2010 because he had grants outstanding under the 2008 Long Term Incentive Plan for Cash America Net Holdings, LLC (the “CashNetUSA 2008 LTIP”) and the 2007 Long Term Incentive Plan for Cash America Net Holdings, LLC (the “CashNetUSA 2007 LTIP”) (as described under “CashNetUSA Long-Term Incentive Plans”).

A portion of the RSUs granted in 2010 vest in 25% increments on February 27, 2011 and each January 31 of 2012, 2013 and 2014 (the “Time-Based RSUs”). In addition, a portion of the RSUs granted in 2010 are eligible to vest in a lump sum on January 1, 2013, subject to our exceeding a threshold and achieving certain specified levels of improvement in earnings per share over the three-year period ending December 31, 2012 (the “Performance-Based RSUs”). In setting these performance targets for the Performance-Based RSUs, the Compensation Committee desired to challenge our management by setting goals that, while achievable, would represent significant growth in our business over a three-year period. At the time the grants were made, the Compensation Committee took into account the current economic environment and potential legislative and regulatory changes to our industry, which may make it even more difficult for these performance targets to be achieved.

The aggregate number of RSUs, including the Time-Based RSUs and the Performance-Based RSUs, granted to each named executive officer in 2010 depended on the officer’s position in the Company and was based on a percentage of the named executive officer’s base salary as follows:

Name	Targeted RSU Grant as a Percentage of Base Salary
Daniel R. Feehan	125%
Thomas A Bessant, Jr.	100%
Dennis J. Weese	100%
J. Curtis Linscott	90%

These percentages were based on the assumption that the targeted number of awards for the Performance-Based RSUs would be issued to each officer upon the Company achieving the performance goals that were set for the Performance-Based RSUs. If the Company exceeds the performance goals, the named executive officer could receive the maximum number of Performance-Based RSUs awarded pursuant to the grant, which is 200% of the target amount. In addition, if a threshold level of performance that is based on the Company achieving a specified level of improvement in earnings per share over the three-year period ending December 31, 2012 is not achieved, the named executive officers would not receive any shares under the Performance-Based RSUs. The number of RSUs that were granted were determined by dividing the specified percentage of the named executive officer’s annual base salary as of the award date by the average stock price during the 20 trading days ending on the day before the grant date.

The following table shows the shares issuable upon the vesting of each award granted in 2010, including the percentage of the aggregate award represented by the Time-Based RSUs and the Performance-Based RSUs.

	Share Amounts Awarded		Percentage of Total Award(1)
Name	Time-Based RSUs	Target Performance- Based RSUs(2)	Time-Based RSUs	Target Performance- Based RSUs
Daniel R. Feehan	13,824	13,824	50%	50%
Thomas A Bessant, Jr.	8,504	2,834	75%	25%
Dennis J. Weese	8,816	2,938	75%	25%
J. Curtis Linscott	5,600	1,866	75%	25%

(1)	Based on the target Performance-Based RSU shares shown in the table.

(2)	Reflects the target number of shares that may be issuable upon vesting for the Performance-Based RSUs. The maximum Performance-Based RSUs that each named executive officer could receive pursuant to these RSU awards are as follows: Mr. Feehan – 27,647; Mr. Bessant – 5,668; Mr. Weese – 5,876; and Mr. Linscott – 3,732.

When determining the number of RSUs to be granted, including the Time-Based RSUs and the Performance-Based RSUs, the Compensation Committee reviewed the role of the LTIP award in the named executive officers’ overall compensation and its role under our compensation philosophy, particularly that of aligning the executives’ interests with those of other shareholders. The Compensation Committee also took into consideration the market survey provided by Mercer that indicated that the values of our targeted LTIP awards for our named executive officers were low compared to the peer companies and the general industry survey data. Mr. Feehan’s 2009 targeted award was at the 30th percentile compared to local peer companies and the general industry survey data but at the 75th percentile compared to financial services peer companies where the Company was at the 90th percentile in terms of revenue size. As a result of this review, the Compensation Committee made the decision to increase the targeted LTIP award for Mr. Feehan from 100% of base salary in 2009 to 125% of base salary in 2010. The targeted awards for Messrs. Bessant, Weese and Linscott were at the 45th percentile and below when compared to local peer companies and the general industry survey data and ranged from the 45th to the 80th percentile when compared to financial service peer companies. As a result, the Compensation Committee made the decision to increase the targeted LTIP award for Messrs. Bessant and Weese from 85% of base salary in 2009 to 100% of base salary in 2010 and the target LTIP award for Mr. Linscott from 85% of base salary in 2009 to 90% of base salary in 2010.

In addition, in awarding Performance-Based RSUs, the Compensation Committee desired to encourage long-term growth of the Company that would be rewarded through the Performance-Based RSUs. The Compensation Committee decided to establish the Performance-Based RSUs at 25% of the total targeted RSU award for each of the named executive officers set forth above, excluding Mr. Feehan, in order to encourage long-term growth of the Company. Mr. Feehan’s targeted RSU award was comprised of 50% Performance-Based RSUs, which was higher than the other named executive officers who received RSU grants due to Mr. Feehan’s role within the Company and his leadership position. As our Chief Executive Officer and President, Mr. Feehan has significant influence over the long-term direction of the Company. The Compensation Committee felt that having a larger amount of his long-term compensation that is based on the performance of the Company will encourage long-term growth and further align his interests with those of our shareholders.

Each RSU holder is entitled to receive one share of our common stock for each RSU upon vesting. An officer who leaves the Company for any reason will forfeit any unvested portion of his or her RSU award, except in the event of certain changes-in-control. Additionally, if an officer leaves the Company prior to January 1, 2013 and such officer’s age plus tenure with the Company as of the termination date equals 65 years or more, then a pro rata portion of the Performance-Based RSUs based on the length of time the officer was employed following the grant date of the Performance-Based RSUs is eligible to vest on January 1, 2013 if the Company achieves the financial performance goals established for the Performance-Based RSUs when they were granted. RSU award recipients can defer receipt of up to 100% of our common stock receivable when the RSUs vest.

CashNetUSA Long-Term Incentive Plans. Mr. Ho, the President of our E-Commerce Division, received grants prior to 2010 under the CashNetUSA 2008 LTIP and the CashNetUSA 2007 LTIP. No other named executive officer receives grants under these plans. Similar to the LTIP, the CashNetUSA long-term incentive plans encourage long-term financial performance.

On January 26, 2011, the independent members of the Board, on the recommendation of the Compensation Committee, approved amendments to the CashNetUSA 2008 LTIP (the “CashNetUSA 2008 LTIP Termination Amendment”) and the CashNetUSA 2007 LTIP, which terminated the CashNetUSA 2008 LTIP and the CashNetUSA 2007 LTIP for employees who agreed to an accelerated vesting date of January 26, 2011 for a prorated portion of such employee’s unvested units that were outstanding on January 26, 2011 and early payment in cash for such units.

CashNetUSA 2008 LTIP

The Company adopted the CashNetUSA 2008 LTIP as a sub-plan under the LTIP for awards to full-time administrative or management employees of its subsidiary, CashNetUSA or its subsidiaries and affiliates. Under the CashNetUSA 2008 LTIP, the Compensation Committee could award units that were payable in cash or common stock of the Company. Each unit had a unit value equal to the amount determined by dividing (a) the amount by which (i) 45% of the consolidated earnings of CashNetUSA (and any business that CashNetUSA developed or managed on behalf of the Company) after taking into account internal capital charges or income and excluding allocated corporate overhead expenses, but otherwise before interest, income taxes, depreciation and amortization expenses, as may be adjusted pursuant to the CashNetUSA 2008 LTIP (the “CashNetUSA EBITDA”) for the 12 months ending on the last day of the quarter immediately preceding the applicable vesting date of the award, exceeds (ii) 45% of the CashNetUSA EBITDA for the 12 months ending on the last day of the quarter immediately preceding the grant date of the award, by (b) the 1,000,000 units that could have been awarded under the CashNetUSA 2008 LTIP.

Under the CashNetUSA 2008 LTIP, units vested in increments of 33 1/3% on each of the first three anniversaries of the grant date of the award, or would have fully vested upon a “change-in-control” of the Company or CashNetUSA. After the first annual vesting date for an award, a participant was to be paid 25% of the total value of the vested units on that vesting date. After the second annual vesting date, a participant was to be paid the amount by which 25% of the value of all of the units vested as of the second vesting date (including the units that vested on the first vesting date) exceeded the amount paid to the participant in connection with the first vesting date. After the third vesting date, a participant was to be paid the amount by which the total value of all of the participant’s vested units at that vesting date exceeded the amounts paid to the participant on the first two vesting dates. In addition to the vesting requirements, no amount was to be paid to a participant who was an officer of the Company on the date the award was granted unless the compounded annual growth rate of the CashNetUSA EBITDA for the period between the last day of the quarter immediately preceding the grant date and the last day of the quarter immediately preceding the applicable vesting date equaled or exceeded 20%. Any officer that did not receive payment for his vested units due to this requirement would be eligible for payment of such vested units on the next vesting dates, if any.

Unless the Compensation Committee determined otherwise, participants who were officers of the Company on the date an award was granted were to receive payments for their awards in the form of shares of common stock of the Company for the first two vesting dates and on the third vesting date were to receive a payment in shares of common stock of the Company for the amount by which 25% of the total unit value at that date exceeded the amounts paid to the participant on the first two vesting dates, and would receive the remainder in cash. These shares were only to be issued in payment for awards under the CashNetUSA 2008 LTIP if there were an adequate number of authorized shares available for issuance under the LTIP. Shares issued in payment for awards were to be valued at the average closing price of our common stock on the NYSE for the 20 calendar days preceding the vesting date.

Mr. Ho received an award of 160,002 units under the CashNetUSA 2008 LTIP on October 31, 2008. Because CashNetUSA did not achieve the requisite compounded annual growth rate necessary for payment of vested units for officers, Mr. Ho did not receive a payment in cash or common stock on the first vesting date for these awards that occurred on October 31, 2009. These units remained vested and CashNetUSA achieved the requisite compounded annual growth rate necessary for payment on the second vesting date that occurred on October 31, 2010. Mr. Ho received a payment of $383,685, which was equal to 25% of the value of the total units that vested on October 31, 2009 and October 31, 2010. The Compensation Committee made the decision to pay these awards in the form of cash in lieu of stock.

In January 2011, Mr. Ho agreed to the CashNetUSA 2008 LTIP Termination Amendment and received a payment in the amount of $1,385,077. This amount includes (a) $1,188,542, which was the value of the portion of his CashNetUSA 2008 LTIP units that vested in 2009 and 2010 that was not included in the payment made on October 31, 2010 under the terms of the plan (the payment for which was accelerated under the CashNetUSA 2008 LTIP Termination Amendment), and (b) $196,535, which was the value of the prorated portion of his CashNetUSA 2008 LTIP units that were accelerated and vested in accordance with the CashNetUSA 2008 LTIP Termination Amendment. In accordance with the CashNetUSA 2008 LTIP Termination Amendment, all of these units were valued as of December 31, 2010.

CashNetUSA 2007 LTIP

All grants made under the CashNetUSA 2007 LTIP were made in units that were payable in cash. Each unit had a unit value equal to the amount determined by dividing (a) the amount by which (i) 1.3% of five times the consolidated earnings of CashNetUSA after taking into account allocated corporate overhead expenses and internal capital charges or income, but otherwise before interest, income taxes, depreciation and amortization expenses, as calculated pursuant to the CashNetUSA 2007 LTIP (the “CashNetUSA 2007 LTIP EBITDA”) for the 12 months ending on the last day of the quarter immediately preceding the applicable vesting date of the award, exceeded (ii) 1.3% of five times the CashNetUSA 2007 LTIP EBITDA for the 12 months ending on the last day of the quarter immediately preceding the grant date of the award, by (b) the 130,000 units that could have been awarded under the CashNetUSA 2007 LTIP.

Mr. Ho received an award of 10,002 units under the CashNetUSA 2007 LTIP on August 1, 2007, and his units vested in increments of 33 1/3% on September 1, 2008 and August 1, 2009 and 2010. Mr. Ho’s final vesting date for these awards occurred on August 1, 2010, and Mr. Ho received a payment in the amount of $201,910 in the third quarter of 2010.

Retirement and Other Benefits

All Company employees are eligible to participate in our 401(k) plan. Certain other highly-compensated Company employees, including the named executive officers, can also participate in our Nonqualified Savings Plan. The named executive officers and other Company officers can also participate in the Supplemental Executive Retirement Program. We offer these plans to provide our executives and other eligible coworkers with retirement savings vehicles that are competitive in the marketplace in which we compete for talent. We do not maintain a defined-benefit retirement program.

401(k). The Company matches 50% of the first 5% of pay that each employee contributes to our 401(k) plan, including the named executive officers. All employee contributions are fully vested upon contribution. Company matching contributions vest over an employee’s first five years of service with the Company and are fully vested for employees who have five or more years of service. Employees may select from among several mutual funds and Company stock when investing their 401(k) account funds. Messrs. Feehan, Bessant and Linscott have more than five years of service with the Company and are fully vested. Mr. Ho joined the Company in September 2006 and was 80% vested at the end of 2010, and Mr. Weese joined the Company in September 2007 and was 60% vested at the end of 2010.

Nonqualified Savings Plan. The Nonqualified Savings Plan is a nonqualified retirement savings plan into which participants can contribute portions of their salary in excess of the 401(k) contribution limits. Plan participants can also defer up to 100% of their STI awards into the Nonqualified Savings Plan. If a participant’s pay exceeds the amount that can be taken into account for contributions permissible to the 401(k) plan, the Company will match 50% of the first 5% of salary in excess of the 401(k) limit that a participant contributes to the Nonqualified Savings Plan; however, if a participant participates in both the 401(k) and Nonqualified Savings plans, the combined Company match to both plans will be limited to 5% of salary. The Company matching contributions vest over the first five years of an employee’s service with the Company and are fully vested for employees who have five or more years of service. This plan generally offers the same investment options as the 401(k) plan, except that Company stock is not available as an investment option under the Nonqualified Savings Plan. Messrs. Feehan, Bessant and Linscott have more than five years of service with the Company and are fully vested. Mr. Ho was 80% vested at the end of 2010, and Mr. Weese was 60% vested at the end of 2010.

We will distribute each participant’s Nonqualified Savings Plan account funds in a lump sum shortly after the participant’s employment with us terminates. A participant can also defer receipt of his or her Nonqualified Savings Plan account funds or receive them in up to 10 annual installments. Most officers cannot receive a distribution of any portion of their account that vested after 2004 during the first six months after their separation from service. A participant generally may not withdraw any portion of his or her Nonqualified Savings Plan account while employed, unless suffering severe financial hardship. A participant may also withdraw all or any portion of his or her account that vested before 2005, but would forfeit 15% of the amount withdrawn while still employed by us.

We may distribute Nonqualified Savings Plan benefits from a Rabbi trust associated with the plan or from the general assets of the Company entity that is the participant’s employer. A participant would have the rights of a general unsecured creditor of the Company entity that is his or her employer to the extent he or she is owed benefits under the Nonqualified Savings Plan.

Supplemental Executive Retirement Plan (“SERP”). The Company provides the SERP to its officers as a supplement to their retirement benefits in addition to its contributions to their 401(k) and Nonqualified Savings Plan accounts. We make discretionary supplemental cash contributions after the end of each plan year into the SERP accounts of each officer who was employed by us on the last day of the plan year. The rate of return of a participant’s SERP account is determined by the rate of return on deemed investments in mutual funds that a participant selects. SERP participants’ deemed investment options are relatively the same as the investment options available under the 401(k) plan, except that Company stock is not available as an investment option under the SERP. Participants vest in their SERP accounts over their first five years of service with the Company and are fully vested in their SERP accounts and new contributions to those accounts after that five year period. Messrs. Feehan, Bessant and Linscott have more than five years of service with the Company and are fully vested. Mr. Ho was 80% vested at the end of 2010, and Mr. Weese was 60% vested at the end of 2010.

We will distribute each participant’s SERP account generally as a lump sum soon after the participant’s employment with us terminates. A SERP participant may, however, elect to defer receipt of the SERP account for up to an additional five years beyond their employment termination and may also elect to receive the SERP account in up to ten annual installments following their termination rather than in a single payment. Most officers cannot receive a distribution of any portion of their account that vested after 2004 during the first six months after their separation from service. A participant generally may not withdraw any portion of his SERP account during employment, except in the case of a severe financial hardship. A participant may also withdraw the portion of his or her account that vested before 2005, but would forfeit 15% of the amount withdrawn while still employed by us. We may pay for SERP benefits from a Rabbi trust associated with the SERP or from the general assets of the Company entity that is the participant’s employer. A participant would have the rights of a general unsecured creditor of the Company entity that is his or her employer for any SERP benefits he or she is owed.

Each year the Compensation Committee determines the amount of the supplemental contribution to be made for each officer for the plan year. The targeted (but non-binding) amount of the supplemental contribution for each plan year is a percentage of each officer’s compensation. The compensation on which the supplemental contribution is based is the base salary, plus the lesser of (a) such officer’s target STI award payable during the plan year for the preceding year’s performance and (b) the actual STI award paid during the plan year based on the preceding year’s performance. The contribution amounts are prorated for the portion of the year that an officer was eligible to participate in the SERP, and are credited to the officer’s SERP account in February of the following year. For 2010, the supplemental contribution for each named executive officer, except Mr. Ho, was 10.5% of the combined base salary paid during the year and his target STI award payable during 2010 based on 2009 performance. For 2010, the supplemental contribution for Mr. Ho was 10.5% of the combined base salary paid during the year and the STI award actually paid during 2010 based on 2009 performance. The percentages were unchanged from the prior year.

Perquisites and Other Personal Benefits

We provide perquisites and other personal benefits to the named executive officers that the Compensation Committee believes are reasonable and consistent with its overall compensation program and to better enable the Company to attract and retain superior employees for key positions. A description and the attributed costs of these personal benefits for the named executive officers for the year ended December 31, 2010 are included in the “All Other Compensation” column of the Summary Compensation Table and described in the notes to that table.

Tax and Accounting Matters

Deductibility of Executive Compensation. The Compensation Committee reviews and considers the deductibility of executive compensation under Section 162(m) of the Internal Revenue Code, which provides that we may not deduct compensation of more than $1 million that is paid to certain individuals. This limitation does not apply to certain performance-based pay. The Compensation Committee may, in certain situations, approve compensation that will not meet these deductibility requirements in order to ensure competitive levels of compensation for our named executive officers.

The Performance-Based RSUs are intended to be excluded from the $1 million deduction limit because they are paid based on achievement of pre-determined performance goals established by the Compensation Committee pursuant to the LTIP. Other compensation paid to our named executive officers is not designed to qualify as performance-based pay under section 162(m) of the Internal Revenue Code.

Nonqualified Deferred Compensation. On October 22, 2004, the American Jobs Creation Act of 2004 was signed into law, changing the tax rules applicable to nonqualified deferred compensation arrangements. The IRS issued final regulations related to this law in April 2007, and all Company plans that provide deferred compensation were amended, as necessary, to comply with the new law and the final regulations on or before December 31, 2008. A more detailed discussion of our nonqualified deferred compensation arrangements is provided under the heading “Nonqualified Deferred Compensation for Fiscal 2010.”

Equity Ownership. While we do not have equity ownership requirements for our named executive officers, they are each encouraged to own our stock and hold it for long-term investment purposes. In addition, each of our named executive officers have received grants of RSUs that have vesting provisions that are both time- and performance-based as more fully described under “Long-Term Incentive Compensation.” These grants encourage ownership of our stock on a long-term basis. Our Securities Trading Policy also encourages holding our stock over the long-term for investment purposes and does not permit short-sales, options, margin, pledging or hedging our stock by any director, officer or employee.

Management Development and Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management, and, based on such review and discussions, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

The information contained in this report shall not be deemed to be “soliciting material” or “filed” or incorporated by reference in future filings with the SEC, or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates it by reference into a document filed under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

MEMBERS OF THE

MANAGEMENT DEVELOPMENT AND COMPENSATION COMMITTEE

James H. Graves, Chairman

Daniel E. Berce

B.D Hunter

Summary Compensation Table

The following table and footnotes discuss the compensation of our Chief Executive Officer, Chief Financial Officer, and our three other most highly compensated executive officers during 2010.

Name and Principal Position	Year	Salary ($)(1)		Stock Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(1)(3)		All Other Compensation ($)(4)	Total ($)
Daniel R. Feehan	2010	$792,308		$1,456,047	$895,771		$197,232	$3,341,358
CEO and President (Principal Executive Officer)	2009	$731,250	(5)	$715,987	$768,784		$203,117	$2,419,138
	2008	$726,000	(5)	$920,894	$700,000		$130,587	$2,477,481

Thomas A. Bessant, Jr.	2010	$409,000		$497,579	$300,748		$102,816	$1,310,143
Executive Vice President – CFO (Principal Financial Officer)	2009	$389,154		$307,418	$256,378		$98,396	$1,051,346
	2008	$375,436		$383,296	$169,202		$82,384	$1,010,318

Timothy S. Ho	2010	$369,154		—	$2,426,151	(6)	$73,856	$2,869,161
President – E-Commerce Division	2009	$353,808		—	$152,874		$59,148	$565,830

Dennis J. Weese	2010	$420,231		$515,836	$300,181		$108,627	$1,344,875
President and COO – Retail Services Division	2009	$355,500		$280,633	$220,675		$92,870	$949,678
	2008	$322,650		$231,496	$137,810		$67,997	$759,953

J. Curtis Linscott	2010	$296,692		$327,647	$209,622		$78,443	$912,404
Executive Vice President, General Counsel and Secretary	2009	$252,962		$200,437	$166,661		$67,328	$687,388

(1)	Portions of the amounts in these columns have been deferred under the 401(k) plan or the Nonqualified Savings Plan for certain named executive officers.

(2)	The amounts shown represent the grant date fair value in compliance with ASC 718 for RSU awards under our LTIP. Assumptions used in the calculation of these amounts are included in footnote 16 “Stock-Based Compensation” to our audited financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2010, as filed with the SEC. The amounts in this column were calculated by multiplying the Time-Based RSUs and the maximum number of Performance-Based RSUs granted by the closing stock price of our common stock on the day preceding the grant date, which was $35.11, $17.61 and $29.43 for 2010, 2009 and 2008, respectively.

(3)	The amounts shown reflect the cash awards earned in 2010 and paid in 2011 to the named executive officers under our 2010 STI plan. See “Compensation Discussion and Analysis – Executive Compensation Practices – Short-Term Incentive Compensation” for additional information.

(4)	The amounts shown include the following:

Name	Nonqualified Savings Plan Contributions by the Company	SERP Contributions by the Company(a)	401(k) Contributions by the Company	Perquisites, Personal Benefits and Other(b)	Total
Mr. Feehan	$18,462	$156,692	$5,513	$16,565	$197,232
Mr. Bessant	$9,462	$67,456	$6,125	$19,773	$102,816
Mr. Ho	$6,926	$54,813	$6,125	$5,992	$73,856
Mr. Weese	$9,808	$66,515	$5,758	$26,546	$108,627
Mr. Linscott	$5,459	$47,086	$6,125	$19,773	$78,443

(a)	Includes contributions made by the Company in 2011 that were earned in 2010.

(b)	Includes supplemental executive health care benefits and health care insurance premium reimbursements. In addition, Mr. Feehan’s amount includes supplemental life insurance premium payments, including an amount sufficient to cover the costs of any tax withholding related to such payments, and Mr. Weese’s amount includes a trip received as part of an annual recognition award program for coworkers, including an amount sufficient to cover the costs of any tax withholding related to such trip. Individual perquisites and personal benefits for each of the above named executive officers did not exceed the greater of $25,000 or 10% of the total perquisites and personal benefits.

(5)	Includes director’s fees paid in cash to Mr. Feehan of $31,250 and $26,000 in 2009 and 2008, respectively. Beginning in 2010, Mr. Feehan ceased receiving fees for his service as a director.

(6)	Includes (a) $455,479 paid in 2011 to Mr. Ho under our 2010 STI plan, (b) $383,685 paid to Mr. Ho in 2010 for 25% of his CashNetUSA 2008 LTIP units that vested on October 31, 2009 and 2010, (c) $1,385,077 that was paid to Mr. Ho in 2011 for his CashNetUSA 2008 LTIP units, which were valued as of December 31, 2010 pursuant to the CashNetUSA 2008 LTIP Termination Amendment, and (d) $201,910 for his CashNetUSA 2007 units that vested on August 1, 2010. See “Compensation Discussion and Analysis – Executive Compensation Practices – Long-Term Incentive Compensation – CashNetUSA Long-Term Incentive Plans – CashNetUSA 2008 LTIP” for additional information regarding the amendment and termination of the CashNetUSA 2008 LTIP.

Grants of Plan-Based Awards for Fiscal 2010

The table below provides information about equity and non-equity awards made to our named executive officers under our STI plan and our LTIP during 2010, including the following: (1) the grant date; (2) the threshold, target and maximum amounts of each named executive officer’s STI award; (3) the number of shares underlying RSUs awarded under our LTIP; and (4) the grant date fair value of each RSU award.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	Grant Date Fair Value of Stock Awards ($)(4)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Daniel R. Feehan	1/27/10	$0	$791,667	$2,375,001
	1/27/10				553	13,824	27,647		$970,686
	1/27/10							13,824	$485,361

Thomas A. Bessant, Jr.	1/27/10	$0	$265,796	$797,388
	1/27/10				114	2,834	5,668		$199,003
	1/27/10							8,504	$298,575

Timothy S. Ho(5)	1/27/10	$0	$240,043	$540,097

Dennis J. Weese	1/27/10	$0	$272,892	$545,784
	1/27/10				118	2,938	5,876		$206,306
	1/27/10							8,816	$309,530

J. Curtis Linscott	1/27/10	$0	$185,260	$555,780
	1/27/10				75	1,866	3,732		$131,031
	1/27/10							5,600	$196,616

(1)	Cash payments were made under our 2010 STI plan. The terms and conditions of the 2010 STI awards, including the Earnings Thresholds and Earnings Targets, are further described under “Compensation Discussion and Analysis – Executive Compensation Practices – Short-Term Incentive Compensation.” If the Company’s earnings in a particular STI Component did not reach the Earnings Threshold applicable to such STI Component, no portion of the STI award allocated to that STI Component would be available for payment unless the Compensation Committee determined otherwise. The 2010 maximum STI award opportunity for Messrs. Feehan, Bessant and Linscott was capped at 300% of their respective Target Awards and the 2010 maximum STI award opportunities for Messrs. Weese and Ho were capped at 200% and 225% of their applicable aggregate Target Awards, respectively. The “Non-Equity Incentive Plan Compensation” column in the Summary Compensation Table shows the actual amount of the 2010 STI awards paid in February 2011 to the named executive officers. Each of Messrs. Feehan, Bessant and Linscott received payments equal to 113.2% of target, Mr. Weese received a payment equal to 110.0% of target and Mr. Ho received a payment equal to 189.7% of target.

(2)	Performance Based RSU awards were made under our LTIP. As further described under “Compensation Discussion and Analysis – Executive Compensation Practices – Long-Term Incentive Compensation,” these awards include only the Performance-Based RSUs that were granted by the Compensation Committee in January 2010. The number of Performance-Based RSUs awarded was based on a percentage of each executive’s base salary at the time of the award and the average closing price of our common stock for the 20 trading days ending on the day preceding the grant date. From 0% to 200% of the target shares will be eligible to vest in a lump sum on January 1, 2013, subject to our achieving certain financial performance goals. If (a) a minimum earnings per share growth goal is met, which is the threshold, 4% of each target award may be paid, (b) a targeted earnings per share growth goal is met, which is the target, 100% of the target award may be paid, and (c) a certain growth in excess of our targeted earnings per share is achieved, which is the maximum, 200% of the target award may be paid (which is set forth in “Maximum” column).

(3)	Time-Based RSU awards were made under our LTIP. As further described under “Compensation Discussion and Analysis – Executive Compensation Practices – Long-Term Incentive Compensation,” these awards include only the Time-Based RSUs granted by the Compensation Committee in January 2010. The number of RSUs awarded for the Time-Based RSUs were based on a percentage of each named executive officer’s base salary at the time of the award and the average closing price of our common stock for the 20 trading days ending on the day preceding the grant date. These RSUs vest in 25% increments on February 27, 2011 and each January 31 of 2012, 2013 and 2014.

(4)	The amounts shown represent the grant date fair value in compliance with ASC 718 for RSU awards under our LTIP. Assumptions used in the calculation of these amounts are included in footnote 16 “Stock-Based Compensation” to our audited financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2010, as filed with the SEC.

(5)	Mr. Ho did not receive any RSU awards under the LTIP in 2010 because he had previously received awards under the CashNetUSA long-term incentive plans as further described under “Compensation Discussion and Analysis – Executive Compensation Practices – Long-Term Incentive Compensation – CashNetUSA Long-Term Incentive Plans.”

Outstanding Equity Awards at 2010 Fiscal Year End

The following table provides information on the named executive officers’ holdings of stock options and unvested RSUs as of December 31, 2010. For additional information about the RSU awards, see the description of the LTIP under “Compensation Discussion and Analysis – Executive Compensation Practices – Long-Term Incentive Compensation – Cash America International, Inc. First Amended and Restated Long-Term Incentive Plan, as Amended.”

	Option Awards(1)			Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights that Have Not Vested (#)(4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested ($)(3)
Daniel R. Feehan	62,500	$7.95	1/23/12
	62,500	$9.41	1/22/13
				61,193	$2,259,857	50,233	$1,855,105

Thomas A. Bessant, Jr.	25,000	$7.95	1/23/12
	50,000	$9.41	1/22/13
				29,781	$1,099,812	10,505	$387,950

Timothy S. Ho(5)	—	—	—	966	$35,674	—	—

Dennis J. Weese	—	—	—	20,143	$743,881	10,292	$380,084

J. Curtis Linscott	—	—	—	14,871	$549,186	6,886	$254,300

(1)	All options were granted under the Cash America International, Inc. 1994 Long-Term Incentive Plan (the “1994 LTIP”). The Company has not granted any options under its current LTIP, which was adopted in 2004, and does not have any options outstanding that are unexercisable.

(2)	The awards listed in this column include the following Time-Based RSUs that were unvested as of December 31, 2010:

(a)	RSUs that were granted on December 22, 2003 (the “2003 RSUs”) under the 1994 LTIP: Mr. Feehan: 24,846; Mr. Bessant: 6,561; and Mr. Linscott: 108. The 2003 RSUs held by Mr. Feehan vest in 12 equal annual installments on each grant date anniversary, with the final installment vesting on his 65th birthday. Messrs. Bessant’s and Linscott’s RSUs vest in 15 annual installments on each grant date anniversary. Generally, holders of the 2003 RSUs may not receive vested shares until their retirement or other not-for-cause separation of service. They may, however, elect to defer receipt of vested 2003 RSU shares for an additional five years beyond their employment termination and may also elect to receive the vested 2003 RSU shares in up to ten annual installments following their termination rather than in a single payment.

(b)	RSUs granted on January 24, 2007 under the LTIP: Mr. Feehan: 2,890; Mr. Bessant: 1,170; Mr. Ho: 237; and Mr. Linscott: 878. The total RSUs granted on the grant date vest in 25% installments on each January 31, 2008, 2009, 2010 and 2011.

(c)	RSUs granted on January 23, 2008 under the LTIP: Mr. Feehan: 6,079; Mr. Bessant: 4,081; Mr. Ho: 729; Mr. Weese: 2,687; and Mr. Linscott: 2,114. The total RSUs granted on the grant date vest in 25% installments on each January 31, 2009, 2010, 2011 and 2012.

(d)	RSUs granted on January 28, 2009 under the LTIP: Mr. Feehan: 13,554; Mr. Bessant: 9,465; Mr. Weese: 8,640; and Mr. Linscott: 6,171. The total RSUs granted on the grant date vest in 25% installments on February 27, 2010 and each January 31, 2011, 2012 and 2013.

(e)	RSUs granted on January 27, 2010 under the LTIP: Mr. Feehan: 13,824; Mr. Bessant: 8,504; Mr. Weese: 8,816; and Mr. Linscott: 5,600. The total RSUs granted on the grant date vest in 25% installments on February 27, 2011 and each January 31, 2012, 2013 and 2014.

(3)	The market value of the unvested RSUs is based on the closing price of our common stock as of December 31, 2010, which was $36.93.

(4)	The awards listed in this column include the following Performance-Based RSUs that were unvested as of December 31, 2010:

(a)	RSUs granted on January 28, 2009 under the LTIP: Mr. Feehan: 22,586; Mr. Bessant: 4,837; Mr. Weese: 4,416; and Mr. Linscott: 3,154. These are the maximum RSUs that could vest on January 1, 2012 subject to the Company’s achieving certain financial performance goals.

(b)	RSUs granted on January 27, 2010 under the LTIP: Mr. Feehan: 27,647; Mr. Bessant: 5,668; Mr. Weese: 5,876; and Mr. Linscott: 3,732. These are the maximum RSUs that could vest on January 1, 2013 subject to the Company’s achieving certain financial performance goals.

(5)	Mr. Ho received an award of 160,002 units under the CashNetUSA 2008 LTIP on October 31, 2008. Under the terms of the plan, payment of up to 25% of these units could be made in shares of common stock of the Company. The units were scheduled to vest in increments of 33 1/3% on each of the first three anniversaries of the grant date. In 2010, Mr. Ho received a payment of $383,685, representing 25% of the value of the vested units as of October 31, 2009 and 2010. In January 2011, the CashNetUSA 2008 LTIP was amended and terminated, and Mr. Ho received a payment of $1,385,077 for his CashNetUSA 2008 LTIP units, which were valued as of December 31, 2010 pursuant to the CashNetUSA 2008 LTIP Termination Amendment. Both of these amounts could have been paid in shares of common stock of the Company, but the Compensation Committee elected to make these payments in cash rather than in shares. See “Compensation Discussion and Analysis – Executive Compensation Practices – Long-Term Incentive Compensation – CashNetUSA Long-Term Incentive Plans – CashNetUSA 2008 LTIP” for additional information regarding the amendment and termination of the CashNetUSA 2008 LTIP.

Option Exercises and Stock Vested In Fiscal 2010

The following table provides information on (1) the aggregate stock option exercises during 2010, including the number of shares acquired on exercise and the value realized, and (2) the aggregate number of shares acquired upon the vesting of RSUs and the value realized, each before payment of any applicable withholding tax and broker commissions.

Name	Option Awards			Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)		Number of Shares Acquired on Vesting (#)(1)(2)	Value Realized on Vesting ($)(3)
Daniel R. Feehan	150,000	$3,902,250	(4)	35,084	$1,316,636
Thomas A. Bessant, Jr.	—	—		12,474	$470,045
Timothy S. Ho	—	—		824	$30,974
Dennis J. Weese	—	—		6,376	$240,991
J. Curtis Linscott	2,500	$70,477	(5)	6,703	$252,849

(1)	Includes (a) shares receivable in 2010 upon the vesting of Time-Based RSUs that were previously awarded under the LTIP and the 1994 LTIP and (b) shares receivable in 2010 upon the vesting of Performance-Based RSUs granted in 2008 as follows: Mr. Feehan: 13,834 (which was 91% of his total award); Mr. Bessant: 2,943 (which was 94% of his total award); Mr. Weese: 1,937 (which was 94% of his total award); and Mr. Linscott: 1,524 (which was 94% of his total award).

(2)	Includes the following deferred RSUs:

(a)	shares receivable in 2010 upon the vesting of RSUs that were previously awarded under the LTIP and that the named executive officer deferred, as follows: Mr. Feehan: 25,169 shares with a value of $943,636, which includes Mr. Feehan’s Performance-Based RSUs that were granted in 2008 and vested in 2010 described in footnote 1 above and reflects the closing price of our common stock on the day preceding the vesting date; and

(b)	shares receivable in 2010 upon the vesting of 2003 RSUs that are not payable to the named executive officer until his retirement or other not-for-cause termination, or such later date or dates to which he may have deferred receipt, as follows: Mr. Feehan: 4,910 shares with a value of $184,862; Mr. Bessant: 820 shares with a value of $30,873; and Mr. Linscott: 13 shares with a value of $489. Values reflect the closing price of our common stock on the day preceding the respective vesting dates.

(3)	Values reflect the closing price of our common stock on the day preceding the respective vesting dates.

(4)	Reflects the difference between the closing price of our common stock on the day preceding the date of exercise and the exercise price of the options.

(5)	Reflects the difference between the market price of the Company’s common stock on the date of exercise and the exercise price of the options.

Nonqualified Deferred Compensation for Fiscal 2010

The following table shows (a) compensation deferred by each named executive officer under our Nonqualified Savings Plan and the SERP and (b) information about shares of our common stock receivable upon the vesting of RSUs that were awarded under the LTIP that the named executive officers have deferred and the 2003 RSUs, which, by their terms, are not payable until the executive retires or otherwise leaves the Company. You may find additional information about the Nonqualified Savings Plan and the SERP under “Compensation Discussion and Analysis – Executive Compensation Practices – Retirement and Other Benefits.”

Name	Plan	Executive Contributions in 2010(1)	Registrant Contributions in 2010(2)	Aggregate Earnings in 2010(3)	Aggregate Withdrawals/ Distributions	Aggregate Balance at 12/31/10(4)
Daniel R. Feehan	Nonqualified Savings	$156,109	$18,462	$123,971	—	$1,095,464
	SERP	—	$156,692	$90,196	—	$898,248
	Deferred RSU Shares(5)	$1,128,498	—	$88,995	—	$3,110,577

Thomas A. Bessant, Jr.	Nonqualified Savings	$18,923	$9,462	$35,654	—	$264,033
	SERP	—	$67,456	$70,065	—	$460,604
	Deferred RSU Shares(5)	$30,873	—	$9,106	—	$212,052

Timothy S. Ho	Nonqualified Savings	$13,851	$6,926	$1,162	—	$25,375
	SERP	—	$54,813	$10,736	—	$144,192
	Deferred RSU Shares	—	—	—	—	—

Dennis J. Weese	Nonqualified Savings	$25,214	$9,808	$7,131	—	$70,252
	SERP	—	$66,515	$18,962	—	$192,644
	Deferred RSU Shares	—	—	—	—	—

J. Curtis Linscott	Nonqualified Savings	$10,918	$5,459	$6,349	—	$57,821
	SERP	—	$47,086	$23,847	—	$227,864
	Deferred RSU Shares(5)	$489	—	$152	—	$3,508

(1)	All executive contributions to the Nonqualified Savings Plan described in this column are included within amounts reported in the “Salary” and “Non-Equity Incentive Plan Compensation” columns of the Summary Compensation Table for 2010.

(2)	All registrant contributions to the Nonqualified Savings Plan and the SERP described in this column are included within the “All Other Compensation” column of the Summary Compensation Table for 2010.

(3)	The amounts in this column, which are not included in the Summary Compensation Table, reflect the rate of return on hypothetical investments that each named executive officer has selected for his Nonqualified Savings Plan and SERP accounts from an array of investment options that may be changed by the participant in the plan at any time and that generally mirrors the funds in the 401(k) plan. Investments in Company stock are not available under the SERP or for contributions made after 2008 to the Nonqualified Savings Plan. With respect to shares receivable upon the vesting of RSUs that have been deferred, amounts in this column reflect the return calculated as described in footnote five below. Due to a change in recordkeepers, the funds available in the Nonqualified Savings Plan and the SERP changed on October 1, 2010. The nine-month rates of return for these investments for the period from January 1 through September 30, 2010, as reported by the former recordkeeper of the plans, were as follows:

Name of Fund	Rate of Return	Name of Fund	Rate of Return
PIMCO Total Return Institutional	9.84%	Baron Asset	6.62%
Dodge & Cox Balanced	3.55%	Royce Low-Priced Stock Service	9.89%
T. Rowe Price Equity Income	3.77%	American Beacon Intl Equity Investor	0.64%
Schwab S&P 500 Index Fund	3.86%	Schwab Investor Money Market	0.00%
Transamerica Premier Equity Inv.	3.32%

The three-month rates of return for these investments for the period from October 1 through December 31, 2010, as reported by the new recordkeeper of the plans, were as follows:

Name of Fund	Rate of Return	Name of Fund	Rate of Return
PIMCO Total Return Admin	(0.98)%	Black Rock U.S. Opportunities Institutional	13.65%
Oakmark Equity & Income 1	7.44%	T. Rowe Price Small Cap Value	15.82%
Black Rock Equity Dividend A	9.09%	Thornburg International Value R5	7.89%
Fidelity Spartan 500 Index Advantage	10.74%	Vanguard Money Market	0.02%
Harbor Capital Appreciation Adm.	11.43%

(4)	Includes the 2010 SERP contributions shown under the “Registrant Contributions in 2010” column that were made in February 2011 for the named executive officers that were employed as of December 31, 2010.

(5)	“Deferred RSU Shares” consist of (a) vested RSUs that were awarded under the LTIP and that the named executive officers have deferred and of (b) vested 2003 RSUs that are not payable until the executive retires or otherwise leaves the Company. The amounts shown for Deferred RSU Shares consist of:

(i) in the “Executive Contributions in 2010” column, the aggregate value of deferred LTIP RSUs and 2003 RSUs on their respective vesting dates, as follows:

Grant	Vesting Date	Stock Price at Which Shares are Valued*	Name and Number of Shares Deferred
LTIP RSUs granted in 2006	January 31, 2010	$37.59	Mr. Feehan: 3,927 shares
LTIP RSUs granted in 2007	January 31, 2010	$37.59	Mr. Feehan: 2,890 shares
LTIP Performance RSUs granted in 2008	December 31, 2010	$37.17	Mr. Feehan: 13,834 shares
LTIP RSUs granted in 2009	February 27, 2010	$38.33	Mr. Feehan: 4,518 shares
2003 RSUs	December 22, 2010	$37.65	Mr. Feehan: 4,910 shares Mr. Bessant: 820 shares Mr. Linscott: 13 shares

*	Shares are valued at the closing price of our common stock on the last trading day prior to the vesting date.

(ii) in the “Aggregate Earnings in 2010” column, the aggregate change in value from January 1, 2010 through December 31, 2010 of deferred RSU shares outstanding during all of 2010, or from their respective vesting dates through December 31, 2010 for deferred RSU shares deferred during 2010; and

(iii) in the “Aggregate Balance at 12/31/2010” column, the aggregate value of all deferred RSU shares (including those that had vested in prior years) valued at $36.93, the closing price of our common stock at December 31, 2010.

Potential Payments Upon Termination or Change-in-Control

Payments Made Upon Resignation, Retirement, Termination, Death or Disability

Payments to the Chief Executive Officer. Under Mr. Feehan’s employment agreement, (i) if the Company terminates Mr. Feehan’s employment other than for just cause or fails to renew the term of the agreement upon expiration or (ii) if Mr. Feehan terminates his employment for good reason, he will be entitled to receive:

•	the remainder of his then-current year’s salary in a lump sum;

•

three times the sum of his then-current salary (with 7/36th of such amount payable in a lump sum during the seventh month following termination of employment and the remainder payable over 29 months beginning approximately eight months after the date of termination of employment);

•

his average annual cash bonus for the three preceding years (with 7/36th of such amount payable in a lump sum during the seventh month following termination of employment and the remainder payable over 29 months beginning approximately eight months after the date of termination of employment); and

•

all other amounts and benefits Mr. Feehan may be entitled to under our employee and/or executive benefit plans and arrangements generally, determined in accordance with the terms and conditions of such plans and arrangements.

Under Mr. Feehan’s employment agreement, (i) if Mr. Feehan’s employment is terminated for just cause, (ii) if Mr. Feehan voluntarily terminates his employment without good reason or (iii) if Mr. Feehan becomes incapacitated or dies, he will receive:

•	his base salary through the date of termination;

•	all bonuses earned and vested on or before the date of termination; and

•	the vested portion of any benefit under any benefit plan earned through the date of termination.

In addition, Mr. Feehan’s employment agreement also provides that if he is incapacitated or dies, he or his estate would continue to receive his salary for the following 12 months (or until he is no longer incapacitated in the case of disability).

“Just cause” means fraud, gross malfeasance, gross negligence or willful misconduct with respect to our business affairs; a refusal or repeated failure to follow our policies; a breach of the employment agreement; conviction of a felony involving moral turpitude; an intentional misapplication of the Company’s funds or any material act of dishonesty; or unlawful use or possession of any controlled substance or abuse of alcoholic beverages.

“Good reason” means a material breach of the employment agreement by the Company, a demotion to a position of lower status than President and Chief Executive Officer of the Company, a material reduction of annual base salary or the level of employee benefits or perquisites, a reduction of incentive compensation below that generally made available to our senior executive officers or a relocation of the principal office from Fort Worth, Texas.

In each case, all rights to exercise stock options and rights in other equity arrangements, if any, will remain governed by the terms and conditions of the appropriate equity plan and the underlying award agreement.

Severance Pay Plan for Executives. We do not currently have employment agreements with the other named executive officers. While severance arrangements are generally handled on a case-by-case basis and are subject to the discretion of the Chief Executive Officer and the Compensation Committee, we expect that we would follow our Severance Pay Plan for Executives in the case of a termination of a named executive officer other than the Chief Executive Officer. Under our Severance Pay Plan for Executives, each of our named executive officers, other than Mr. Feehan, is entitled to receive severance pay or benefits if his employment is involuntarily terminated due to restructuring, job elimination or other circumstances that the Company determines warrant the provision of severance benefits. Upon termination of employment for any of these reasons, if the executive agrees to a general release of the Company and its affiliates related to employment claims arising from the termination and a promise to comply with confidentiality, noncompetition and/or nonsolicitation provisions, the executive generally will be entitled to severance pay equal to the number of months of base salary and payable over the period reflected in the table below:

Years of Employment	Executive Vice President	President of a Division of the Company
1 but less than 5	9 months	12 months
5 but less than 10	12 months	18 months
10 or more	18 months	24 months

In addition, each executive will receive

•

continued medical and health care benefits for the period set forth in the table above, with the Company continuing to pay the portion of COBRA premiums that exceed the portion of health care premiums that current employees are required to pay (“Company COBRA Premiums”) and for the costs of supplemental health care benefits; and

•	a lump sum equal to all accrued but unpaid vacation and paid time off.

Other benefits and perquisites would cease on the officer’s termination date.

Regardless of whether a named executive officer’s employment terminates due to retirement, resignation, involuntary termination, death or disability, he is entitled to receive amounts earned during his term of employment. Such amounts include: unpaid non-equity incentive compensation earned during the previous year under the STI plan, provided that the officer was a Company employee at the end of that year; vested grants under our LTIP or any previous incentive plan; and vested contributions and earnings under our 401(k) plan, the Nonqualified Savings Plan and the SERP. In addition, if the named executive officer dies, his estate would receive payments under our group life insurance plan.

Each named executive officer would forfeit any unvested RSUs granted under our LTIP or the 1994 LTIP upon his resignation, retirement or any termination, including by reason of his disability or death, except as described below for terminations during specified periods following a change-in-control of the Company. Under the LTIP the Compensation Committee has the discretion to amend an award agreement, including potentially upon the departure or termination of a named executive officer so as to allow for vesting of unvested RSUs, unless such amendment would (a) adversely affect the rights of the holder of such award without such holder’s consent, (b) cause the award to cease to qualify, if applicable, for an exemption under Section 162(m) of the Internal Revenue Code, or (c) cause the recipient to become subject to tax under Internal Revenue Code Section 409A(a)(1). Under the 1994 LTIP, the Compensation Committee has the discretion to amend an award agreement, including potentially upon the departure or termination of a named executive officer so as to allow for vesting of unvested RSUs, unless such amendment would cause the recipient to become subject to tax under Internal Revenue Code Section 409A(a)(1).

In all cases the Company will have complete discretionary authority to award greater or lesser amounts of severance pay and benefits.

Payments made Upon a Change-in-Control

Mr. Feehan’s employment agreement and our Executive Change-In-Control Severance Agreements for the other named executive officers specify the payments that the named executive officers are to receive if they are terminated in connection with or during a specified period following a change-in-control.

Mr. Feehan’s Employment Agreement. Under his employment agreement, if Mr. Feehan’s employment with the Company terminates for any reason other than death, disability or termination for just cause within 12 months after a “change-in-control” of the Company, he will be entitled to:

•	earned and unpaid salary and bonuses;

•	a pro-rated portion of the target bonus under the existing bonus plan based on the number of months employed during the year;

•	a lump sum equal to three times his annual salary (and such payment will be delayed for six months following termination);

•

a lump sum equal to three times the greater of (i) the target bonus for the year, or (ii) the actual bonus for the preceding year (and such payment will be delayed for six months following termination);

•

immediate vesting and cash out of a pro-rated portion of any outstanding unvested cash-based long-term incentive awards in an amount equal to the higher of the amount to be paid based on actual performance or the target level of each award (and such payment will be delayed for six months following termination);

•	immediate vesting of all equity awards, with the amount paid with respect to performance-based long-term incentive awards to be equal to the maximum amount available under each award;

•	continued health benefits for 36 months, including payment of Company COBRA Premiums; and

•	executive placement services from an executive search/placement firm of up to $50,000.

Mr. Feehan’s employment agreement provides that a change-in-control is deemed to occur:

•

if any person or group acquires ownership of Company stock that, together with all other Company stock held by that person or group, constitutes more than 50% of the total voting power or total fair market value of the stock of the Company;

•	if, during any 12-month period, any person or group acquires ownership of Company stock with at least 35% of the total voting power;

•	if, during any 12-month period, a majority of the directors at the beginning of such period are replaced, other than in specific circumstances; or

•

if, during any 12-month period, any person or group acquires assets of the Company with an aggregate fair market value of at least 50% of the fair market value of all of the Company’s gross assets immediately prior to such acquisition or acquisitions.

Executive Change-in-Control Severance Agreements. The Executive Change-in-Control Severance Agreements with each of our named executive officers, other than Mr. Feehan, provide that if, within 24 months after a “change-in-control” of the Company, the Company terminates the executive without cause or if the executive voluntarily terminates his employment with good reason (including a reduction in his duties or compensation or relocation of place of employment), then the executive will be entitled to:

•	earned and unpaid salary;

•	a pro-rated portion of the target annual bonus under the existing bonus plan based on the number of months employed during the year;

•	a lump sum equal to two times the executive’s annual salary;

•	a lump sum equal to two times the greater of (i) the target bonus for the year, or (ii) the actual bonus for the preceding year;

•	immediate vesting of any outstanding unvested cash-based and equity-based long-term incentive awards;

•

continued medical and health care benefits for 24 months, consisting of Company COBRA Premiums to be paid over an 18-month period and an amount equal to (i) six times the first monthly Company COBRA Premium and (ii) 24 times the first monthly Company supplemental executive health care premium, paid in a lump sum;

•	executive placement services from an executive search/placement firm of up to $50,000; and

•

an amount sufficient to cover the costs of any excise tax that may be triggered by the payments described above, plus an amount sufficient to cover additional state and federal income, excise and employment taxes that may arise on this additional payment.

Certain payments under the Executive Change-in-Control Severance Agreements will be delayed for six months if required by Section 409A of the Internal Revenue Code.

The Executive Change-in-Control Severance Agreements provide that a change-in-control is deemed to occur:

•

if any person or group acquires ownership of Company stock that, together with all other Company stock held by that person or group, constitutes more than 50% of the total voting power or total fair market value of the stock of the Company;

•	if, during any 12-month period, any person or group acquires ownership of Company stock with at least 30% of the total voting power;

•	if, during any 12-month period, a majority of the directors at the beginning of such period are replaced, other than in specific circumstances; or

•

if, during any 12-month period, any person or group acquires assets of the Company with an aggregate fair market value of at least 80% of the fair market value of all of the Company’s gross assets immediately prior to such acquisition or acquisitions.

Accelerated Vesting of Awards under the Company’s Long-Term Incentive Plans. The agreements relating to the RSUs granted under our 1994 LTIP and the LTIP, including the annual RSU awards and the 2003 RSUs, provide that the vesting and payment of RSUs would be accelerated if there is a change-in-control. The RSU awards granted under the 1994 LTIP and the LTIP each provide that a change-in-control is deemed to occur:

•

if any person or group acquires ownership of Company stock that, together with all other Company stock held by that person or group, constitutes more than 50% of the total voting power or total fair market value of the stock of the Company;

•	if, during any 12-month period, any person or group acquires ownership of Company stock with at least 35% of the total voting power;

•	if, during any 12-month period, a majority of the directors at the beginning of such period are replaced, other than in specific circumstances; or

•

if, during any 12-month period, any person or group acquires assets of the Company with an aggregate fair market value of at least 50% of the fair market value of all of the Company’s gross assets immediately prior to such acquisition or acquisitions.

Accelerated Vesting of Awards under the CashNetUSA 2008 LTIP. The agreements relating to awards granted under the CashNetUSA 2008 LTIP provide that the vesting and payment of awards would be accelerated if there is a change-in-control. In addition, for acceleration to occur under the CashNetUSA 2008 LTIP the compounded annual growth rate of the CashNetUSA EBITDA required in the plan must be met. The CashNetUSA 2008 LTIP provides that a change-in-control is deemed to occur:

•

if any person or group acquires ownership of Cash America Net Holdings, LLC membership interests that, together with all other Cash America Net Holdings, LLC membership interests held by that person or group, constitutes more than 50% of the total voting power or total fair market value of the membership interests of Cash America Net Holdings, LLC;

•	if, during any 12-month period, any person or group acquires ownership of Cash America Net Holdings, LLC membership interests with at least 35% of the total voting power;

•	if, during any 12-month period, a majority of the managers of Cash America Net Holdings, LLC at the beginning of such period are replaced, other than in specific circumstances;

•

if, during any 12-month period, any person or group acquires assets of Cash America Net Holdings, LLC with an aggregate fair market value of at least 50% of the fair market value of all of Cash America Net Holdings, LLC’s gross assets immediately prior to such acquisition or acquisitions;

•

if any person or group acquires ownership of Company stock that, together with all other Company stock held by that person or group, constitutes more than 50% of the total voting power or total fair market value of the stock of the Company;

•	if, during any 12-month period, any person or group acquires ownership of Company stock with at least 35% of the total voting power;

•	if, during any 12-month period, a majority of the directors of the Company at the beginning of such period are replaced, other than in specific circumstances; or

•

if, during any 12-month period, any person or group acquires assets of the Company with an aggregate fair market value of at least 50% of the fair market value of all of the Company’s gross assets immediately prior to such acquisition or acquisitions.

As described further under “Executive Compensation – Compensation Discussion and Analysis – Executive Compensation Practices – Long-Term Incentive Compensation – CashNetUSA Long-Term Incentive Plans – CashNetUSA 2008 LTIP,” on January 26, 2011 the CashNetUSA 2008 LTIP was amended and terminated for employees who agree to an accelerated vesting date of January 26, 2011 for a prorated portion of such employee’s unvested units that were outstanding on January 26, 2011 and early payment in cash for such units. Mr. Ho agreed to the termination of his outstanding unvested units under the CashNetUSA 2008 LTIP.

Accelerated Vesting under the Supplemental Executive Retirement Plan and the Nonqualified Savings Plan. The SERP provides that the vesting under the SERP would be accelerated if there is a change-in-control or if the executive’s employment is terminated as a result of his job being abolished. The Nonqualified Savings Plan provides that the unvested portion of our matching amounts contributed to a named executive officer’s Nonqualified Savings Plan account would accelerate in the event of a change-in-control or if the executive’s employment is terminated as a result of his job being abolished. The SERP and the Nonqualified Savings Plan both provide that a change-in-control is deemed to occur:

•

if, without approval by the Board of Directors, any person or group acquires ownership of Company stock that, together with all other Company stock held by that person or group, constitutes 50% or more of the total voting power of the stock of the Company;

•	if, during any 24-month period, a majority of the directors at the beginning of such period are replaced, other than in certain specific circumstances; or

•	if the Company, in one transaction or a series of related transactions, sells more than 50% of the assets of the Company.

Distribution of Nonqualified Deferred Compensation

The named executive officers are entitled to receive the vested amounts in their Nonqualified Savings Plan and SERP accounts if their employment terminates. The last column in the Nonqualified Deferred Compensation Table reports each named executive officer’s aggregate balance at December 31, 2010 under each plan. The account balances continue to be credited with increases or decreases reflecting changes in the value of the investments against which the account balances are calculated, and to accrue interest income or dividend payments, as applicable, between the termination event and the date distributions are made. Therefore, amounts that the named executive officer would actually receive would differ from those shown in the Nonqualified Deferred Compensation Table.

Potential Payments

The following tables and disclosures show potential payments to our named executive officers continuing in their respective offices after December 31, 2010, under the existing contracts, agreements, plans or arrangements, whether written or unwritten, for various scenarios involving a change-in-control or termination of employment, assuming a December 31, 2010 termination date and, where applicable, using the closing price of our common stock of $36.93 (as reported on the NYSE as of December 31, 2010), and assuming that the named executive officers had met requirements under our incentive compensation plans that the executive be employed as of year end to receive benefits relating to the year. As of December 31, 2010, each executive had received all of the base salary earned during 2010, and no portion of the base salary was unpaid at that date.

Daniel R. Feehan

Benefit	Retirement		Death or Disability		Involuntary Termination Other than for Cause or Voluntary Termination with Good Reason		Involuntary Termination Other than for Cause or Voluntary Termination Following a Change-in-Control
Severance	—		—		$4,056,650	(1)	$4,775,001	(2)
Base Salary Continuation	—		$800,000	(3)	—		—
Short-term incentive compensation	$895,771	(4)	$895,771	(4)	$895,771	(4)	$895,771	(4)
Accelerated vesting of LTIP RSU awards and unvested 2003 RSUs	—		—		—		$4,114,962	(5)
Continued Health Benefits	—		—		—		$54,821	(6)
Outplacement Benefits	—		—		—		$50,000
Tax Gross-Ups	—		—		—		$2,484,752	(7)
Deferred Vested RSUs(8)	$3,110,577		$3,110,577		$3,110,577		$3,110,577

Total	$4,006,348		$4,806,348		$8,062,998		$15,485,884

(1)	This amount is (a) three times Mr. Feehan’s base salary as of December 31, 2010 and (b) three times the average of STI awards of $768,784, $700,000 and $187,866 paid with respect to 2009, 2008 and 2007 performance, respectively.

(2)	This amount is (a) three times Mr. Feehan’s base salary as of December 31, 2010 and (b) three times the target award under the 2010 STI plan. To be paid as a lump sum.

(3)	To be paid to Mr. Feehan or his estate during the 12-month period following termination due to death or disability.

(4)	This amount is the actual STI award paid to Mr. Feehan pursuant to the 2010 STI plan.

(5)	Includes the maximum number of all unvested Performance-Based RSUs.

(6)	Consists of Company COBRA Premiums to be paid over a 36-month period and supplemental executive health care benefits to be paid over a 36-month period.

(7)	Assumes that excise taxes would be payable under IRS rules for such payments because the present value of all payments resulting from a change-in-control would exceed three times the annualized compensation for five years preceding the change-in-control date. On January 26, 2011, Mr. Feehan’s employment agreement was amended to remove the provision that would have allowed for a gross-up payment for excise taxes as a result of termination due to a change-in-control of the Company. Thus, Mr. Feehan would no longer be entitled to this tax gross-up amount upon a change-in-control of the Company.

(8)	Includes 34,368 vested 2003 RSUs and 49,861 deferred RSUs.

Thomas A. Bessant, Jr.

Benefit	Retirement, Death or Disability		Involuntary Termination Other than for Cause		Involuntary Termination Other than for Cause/ Voluntary Termination with Good Reason Following a Change-in-Control
Severance	—		$615,000	(1)	$1,351,592	(2)
Short-term incentive compensation	$300,748	(3)	$300,748	(3)	$265,796	(4)
Accelerated vesting of LTIP RSU awards and unvested 2003 RSUs	—		—		$1,487,762	(5)
Continued Health Benefits	—		$43,244	(6)	$57,659	(7)
Accrued & Unused Vacation	—		$31,538	(8)	—
Outplacement Benefits	—		—		$50,000
Tax Gross-Ups	—		—		$699,868	(9)
Deferred Vested RSUs(10)	$212,052		$212,052		$212,052

Total	$512,800		$1,202,582		$4,124,729

(1)	Includes 18 months base salary payable over an 18-month period following termination.

(2)	This amount is (a) two times Mr. Bessant’s base salary as of December 31, 2010 and (b) two times the target award under the 2010 STI plan. To be paid as a lump sum.

(3)	This amount is the actual STI award paid to Mr. Bessant pursuant to the 2010 STI plan.

(4)	This amount is the target award under the 2010 STI plan to be paid under the Executive Change-in-Control Severance Agreements.

(5)	Includes the maximum number of all unvested Performance-Based RSUs.

(6)	Consists of Company COBRA Premiums to be paid over an 18-month period and supplemental executive health care benefits to be paid over an 18-month period.

(7)	Consists of Company COBRA Premiums to be paid over an 18-month period and an amount equal to (i) six times the first monthly Company COBRA Premium and (ii) 24 times the first monthly Company supplemental executive health care premium paid in a lump sum.

(8)	Calculated based on Mr. Bessant’s salary at December 31, 2010. Assumes none of Mr. Bessant’s 160 hours of accrued vacation available for the 2010 year had been used.

(9)	Assumes that excise taxes would be payable under IRS rules for such payments because the present value of all payments resulting from a change-in-control would exceed three times the average annual compensation during the five calendar years preceding the change-in-control.

(10)	Includes 5,742 vested 2003 RSUs.

Timothy S. Ho

Benefit	Retirement, Death or Disability		Involuntary Termination Other than for Cause		Involuntary Termination Other than for Cause/ Voluntary Termination with Good Reason Following a Change-in-Control
Severance	—		$370,000	(1)	$1,220,086	(2)
Short-term incentive compensation	$455,479	(3)	$455,479	(3)	$240,043	(4)
Accelerated vesting of LTIP RSU awards	—		—		$35,674
Accelerated vesting of CashNetUSA Long-Term Incentive Plan Awards	—		—		$1,918,423	(5)
Continued Health Benefits	—		$9,564	(6)	$19,127	(7)
Accrued & Unused Vacation	—		$29,885	(8)	—
Outplacement Benefits	—		—		$50,000
Tax Gross-Ups	—		—		$1,476,074	(9)

Total	$455,479		$864,928		$4,959,427

(1)	Includes 12 months base salary payable over a 12-month period following termination.

(2)	This amount is (a) two times Mr. Ho’s base salary as of December 31, 2010 and (b) two times the target award under the 2010 STI plan. To be paid as a lump sum.

(3)	This amount is the actual STI award paid to Mr. Ho pursuant to the 2010 STI plan.

(4)	This amount is the target award under the 2010 STI plan to be paid under the Executive Change-in-Control Severance Agreements.

(5)	If all of Mr. Ho’s units that were outstanding under the CashNetUSA 2008 LTIP on December 31, 2010 had accelerated and vested due to a change-in-control their value would have been the amount shown in the table. This value was calculated under the change-in-control provisions of the CashNetUSA 2008 LTIP with a hypothetical change-in-control date of December 31, 2010. This value is only an estimate and is based on the increase in earnings of CashNetUSA from September 30, 2008 through September 30, 2010; this value does not reflect future earnings projections for CashNetUSA. In 2011, Mr. Ho agreed to the CashNetUSA 2008 LTIP Termination Amendment and received a payment in the amount of $1,385,077. All of Mr. Ho’s awards under the CashNetUSA 2008 LTIP were terminated in January 2011. See “Executive Compensation – Compensation Discussion and Analysis – Executive Compensation Practices – Long-Term Incentive Compensation – CashNetUSA Long-Term Incentive Plans – CashNetUSA 2008 LTIP” for additional information regarding the CashNetUSA 2008 LTIP Termination Amendment.

(6)	Consists of Company COBRA Premiums to be paid over a 12-month period and supplemental executive health care benefits to be paid over a 12-month period.

(7)	Consists of Company COBRA Premiums to be paid over an 18-month period and an amount equal to (i) six times the first monthly Company COBRA Premium and (ii) 24 times the first monthly Company supplemental executive health care premium paid in a lump sum.

(8)	Calculated based on Mr. Ho’s salary at December 31, 2010. Assumes none of Mr. Ho’s 168 hours of accrued vacation available for the 2010 year had been used.

(9)	Assumes that excise taxes would be payable under IRS rules for such payments because the present value of all payments resulting from a change-in-control would exceed three times the annualized compensation for 2006 through 2009, the only calendar years preceding the change-in-control during which Mr. Ho was employed by the Company.

Dennis J. Weese

Benefit	Retirement, Death or Disability		Involuntary Termination Other than for Cause		Involuntary Termination Other than for Cause/ Voluntary Termination with Good Reason Following a Change-in-Control
Severance	—		$425,000	(1)	$1,395,784	(2)
Short-term incentive compensation	$300,181	(3)	$300,181	(3)	$272,892	(4)
Accelerated vesting of LTIP RSU awards	—		—		$1,123,965	(5)
Continued Health Benefits	—		$28,830	(6)	$57,659	(7)
Accrued & Unused Vacation	—		$32,692	(8)	—
Outplacement Benefits	—		—		$50,000
Tax Gross-Ups	—		—		$756,827	(9)

Total	$300,181		$786,703		$3,657,127

(1)	Includes 12 months base salary payable over a 12-month period following termination.

(2)	This amount is (a) two times Mr. Weese’s base salary as of December 31, 2010 and (b) two times the target award under the 2010 STI plan. To be paid as a lump sum.

(3)	This amount is the actual STI award paid to Mr. Weese pursuant to the 2010 STI plan.

(4)	This amount is the target award under the 2010 STI plan to be paid under the Executive Change-in-Control Severance Agreements.

(5)	Includes the maximum number of all unvested Performance-Based RSUs.

(6)	Consists of Company COBRA Premiums to be paid over a 12-month period and supplemental executive health care benefits to be paid over a 12-month period.

(7)	Consists of Company COBRA Premiums to be paid over an 18-month period and an amount equal to (i) six times the first monthly Company COBRA Premium and (ii) 24 times the first monthly Company supplemental executive health care premium paid in a lump sum.

(8)	Calculated based on Mr. Weese’s salary at December 31, 2010. Assumes none of Mr. Weese’s 160 hours of accrued vacation available for the 2010 year had been used.

(9)	Assumes that excise taxes would be payable under IRS rules for such payments because the present value of all payments resulting from a change-in-control would exceed three times the annualized compensation for 2007 through 2009, the only calendar years preceding the change-in-control during which Mr. Weese was employed by the Company.

J. Curtis Linscott

Benefit	Retirement, Death or Disability		Involuntary Termination Other than for Cause		Involuntary Termination Other than for Cause/ Voluntary Termination Following a Change-in-Control
Severance	—		$450,000	(1)	$970,520	(2)
Short-term incentive compensation	$209,622	(3)	$209,622	(3)	$185,260	(4)
Accelerated vesting of LTIP RSU awards and unvested 2003 RSUs	—		—		$803,486	(5)
Continued Health Benefits	—		$43,244	(6)	$57,659	(7)
Accrued & Unused Vacation	—		$23,077	(8)	—
Outplacement Benefits	—		—		$50,000
Tax Gross-Ups	—		—		$451,624	(9)
Deferred Vested RSUs(10)	$3,508		$3,508		$3,508

Total	$213,130		$729,451		$2,522,057

(1)	Includes 18 months base salary payable over an 18-month period following termination.

(2)	This amount is (a) two times Mr. Linscott’s base salary as of December 31, 2010 and (b) two times the target award under the 2010 STI plan. To be paid as a lump sum.

(3)	This amount is the actual STI award paid to Mr. Linscott pursuant to the 2010 STI plan.

(4)	This amount is the target award under the 2010 STI plan to be paid under the Executive Change-in-Control Severance Agreements.

(5)	Includes the maximum number of all unvested Performance-Based RSUs.

(6)	Consists of our portion of Company COBRA Premiums to be paid over an 18-month period and supplemental executive health care benefits to be paid over an 18-month period.

(7)	Consists of Company COBRA Premiums to be paid over an 18-month period and an amount equal to (i) six times the first monthly Company COBRA Premium and (ii) 24 times the first monthly Company supplemental executive health care premium paid in a lump sum.

(8)	Calculated based on Mr. Linscott’s salary at December 31, 2010. Assumes none of Mr. Linscott’s 160 hours of accrued vacation available for the 2010 year had been used.

(9)	Assumes that excise taxes would be payable under IRS rules for such payments because the present value of all payments resulting from a change-in-control would exceed three times the average annual compensation during the five calendar years preceding the change-in-control.

(10)	Includes 95 vested 2003 RSUs.

AUDIT COMMITTEE REPORT

Management is responsible for our system of internal controls over financial reporting and for preparing its financial statements. Our independent registered public accounting firm, PricewaterhouseCoopers LLP, is responsible for performing an independent audit of our consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States), and to issue a report thereon. The Audit Committee is responsible for overseeing management’s conduct of the financial reporting process and system of internal control.

During 2010, the Audit Committee met regularly and held many discussions with management, the independent registered public accounting firm and our internal auditors. During these meetings and in meetings concerning our Annual Report on Form 10-K for the year ended December 31, 2010, the Audit Committee has:

•

reviewed and discussed the audited financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2010 with management and our independent registered public accounting firm;

•

received the written disclosures and communications from the independent registered public accounting firm that are required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence and has discussed the independence of the independent registered public accounting firm with such firm; and

•

discussed with the independent registered public accounting firm the matters required to be discussed under Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T, or any successor rule.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements of the Company and its subsidiaries be included in the Annual Report on Form 10-K for the year ended December 31, 2010 for filing with the SEC.

The Audit Committee has relied, without independent verification, on management’s representation that the financial statements have been prepared with integrity and objectivity and in conformity with accounting principles generally accepted in the United States and on the representations of the independent registered public accounting firm included in its report on our financial statements. The Audit Committee’s considerations and discussions with management and the independent registered public accounting firm do not, however, ensure that our financial statements are presented in accordance with generally accepted accounting principles or that the audit of our financial statements has been carried out in accordance with the standards of the Public Company Accounting Oversight Board.

The information contained in this report shall not be deemed to be “soliciting material” or “filed” or incorporated by reference in future filings with the SEC, or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates it by reference into a document filed under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

MEMBERS OF THE AUDIT COMMITTEE

Daniel E. Berce, Chairman

James H. Graves

Timothy J. McKibben

SHAREHOLDER PROPOSALS

Shareholders who desire to present a proposal to be included in our proxy statement for our 2012 Annual Meeting must submit the proposal to the Company no later than December 9, 2011 and must otherwise comply with the requirements of Rule 14a-8 of the Securities Exchange Act of 1934. Any such proposal must be sent in writing to the Corporate Secretary of the Company at 1600 West 7th Street, Fort Worth, Texas 76102.

Shareholders who desire to present other business at our 2012 Annual Meeting without inclusion in our proxy statement for such meeting must notify our Secretary in writing at 1600 West 7th Street, Fort Worth, Texas 76102 of such intent in a timely manner in accordance with our Amended and Restated Bylaws. To be timely, our Amended and Restated Bylaws require that proposals be delivered to or mailed and received by the Secretary of the Company not less than 70 days nor more than 100 days prior to the first anniversary of the preceding year’s Annual Meeting. However, in the event that the date of the Annual Meeting is advanced more than 30 calendar days prior to such anniversary date or delayed more than 60 calendar days after such anniversary date, then to be timely such notice must be received by the Company on or before the later of (i) 70 calendar days prior to the date of the meeting or (ii) the tenth day following the day on which public announcement of the date of the meeting was made. The notice must also describe the shareholder proposal in reasonable detail and provide certain other information required by our Amended and Restated Bylaws. A copy of our Amended and Restated Bylaws is available upon request from our Secretary. If a shareholder desires to nominate a candidate for the Board of Directors, such nomination must be made in accordance with the procedures set forth under “Board Structure, Corporate Governance Matters and Director Compensation – Director Nominations – Shareholder Nominations.”

OTHER MATTERS

Management knows of no other matters to be brought before the Annual Meeting. However, if any other matters do properly come before the Annual Meeting, it is intended that the shares represented by the proxies in the accompanying form will be voted by the proxy holders as recommended by the Board or, if no recommendation is given, in accordance with the best judgment of the person voting the proxies.

* * * *

It is important that you vote promptly to avoid unnecessary expense to the Company. Please vote by telephone or Internet, or, if you receive a paper copy of the proxy materials, please sign, date and promptly mail the enclosed proxy card or use the telephone or Internet voting procedures described on the proxy card.

By Order of the Board of Directors,

J. Curtis Linscott

Executive Vice President, General Counsel and Secretary

April 6, 2011

CASH AMERICA INTERNATIONAL, INC. 1600 WEST 7TH STREET FORT WORTH, TX 76102

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by Cash America International, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

IN PERSON

You may vote in person by attending the Annual Meeting.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M33867-P07893                      KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

CASH AMERICA INTERNATIONAL, INC. The Board of Directors recommends you vote “FOR” the following:		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

1.	Election of Directors	☐	☐	☐
Nominees:
	01) Daniel E. Berce	05) James H. Graves
	02) Jack R. Daugherty	06) B.D. Hunter
	03) Daniel R. Feehan	07) Timothy J. McKibben
	04) Albert Goldstein	08) Alfred M. Micallef
The Board of Directors recommends you vote “FOR” proposals 2 and 3:							For	Against	Abstain
2.	Ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year 2011.						☐	☐	☐
3.	Advisory vote on executive compensation.						☐	☐	☐
The Board of Directors recommends you vote “1 YEAR” on proposal 4:						1 Year	2 Years	3 Years	Abstain
4.	Advisory vote on the frequency of votes on executive compensation.					☐	☐	☐	☐
NOTE: In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournments thereof.
For address change/comments, mark here. (see reverse for instructions)				☐
		Yes	No
Please indicate if you plan to attend this meeting.		☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

For directions to the Annual Meeting of Shareholders, which will be held at 1600 West 7th Street,

Fort Worth, Texas 76102, please contact our corporate office at (800) 223-8738.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders:

The Cash America International, Inc. Notice of Meeting, Proxy Statement and Annual Report with Form 10-K to

Shareholders are available at www.proxyvote.com.

M33868-P07893

CASH AMERICA INTERNATIONAL, INC.

Proxy Solicited on Behalf of the Board of Directors of Cash America International, Inc. for the Annual Meeting of Shareholders to be held at 9:00 a.m. Central Daylight Time, May 18, 2011

The undersigned hereby constitutes and appoints Jack R. Daugherty, Daniel R. Feehan and J. Curtis Linscott, and each of them, my true and lawful attorneys and proxies, with power of substitution, to represent the undersigned and vote at the Annual Meeting of Shareholders of Cash America International, Inc. to be held at 1600 West 7th Street, Fort Worth, Texas 76102, on May 18, 2011, and at any adjournment thereof, all the stock of Cash America International, Inc. standing in my name as of the record date of March 23, 2011 on all matters coming before said meeting.

This proxy, when properly executed, will be voted as directed by the undersigned. If no such directions are made, this proxy will be voted in accordance with the Board of Directors’ recommendations (see reverse side). In their discretion, Messrs. Daugherty, Feehan and Linscott are authorized to vote upon such other business as may properly come before the meeting or any adjournments thereof.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)
Continued and to be signed on reverse side